Exhibit 99.4

SXH

COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2016, 2015 and 2014

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

INDEPENDENT AUDITORS’ REPORT

The Board of Directors of Southcross Holdings GP LLC

Dallas, Texas

We have audited the accompanying combined financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries (collectively, “the Company”), (all which are under common ownership and common management), which comprise the combined balance sheet as of December 31, 2016 and 2015, and the related combined statements of operations, noncontrolling interests and owner’s net investment, and cash flows for the each of the three years in the period ended December 31, 2016, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the companies’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in the notes to the combined financial statements:

As discussed in Note 2, the Company has obtained a commitment from Southcross Holdings LP to assist the Company in maintaining compliance with the terms of its debt agreements. This commitment has been backstopped by two of the owners of Southcross Holdings LP’s general partner.

As discussed in Notes 1, 2 and 4, Southcross Holdings LP and its general partner, together with the Company (other than Southcross Energy Partners, L.P. (“SXE”), SXE’s general partner and SXE’s subsidiaries), commenced voluntary petitions under Chapter 11 of the United States Bankruptcy Code on March 28, 2016 and subsequently emerged from bankruptcy on April 13, 2016.

As discussed in Note 1, on October 31, 2017, the Company entered into a purchase and sale agreement whereby American Midstream Partners, LP will acquire the Company.

Our opinion is not modified with respect to these matters.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 14, 2017

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$53,731	$20,469
Trade accounts receivable	79,365	74,774
Prepaid expenses	6,104	5,842
Due from affiliates	90	719
Other current assets	5,102	1,256

Total current assets	144,392	103,060
Property, plant and equipment, net	1,905,313	2,036,753
Investment in joint ventures	124,096	140,526
Other assets	2,620	5,112

Total assets	$2,176,421	$2,285,451

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$73,278	$99,023
Due to affiliates	384	1,349
Current portion of long-term debt	7,769	605,358
Other current liabilities	15,556	9,097

Total current liabilities	96,987	714,827
Long-term debt, less amounts due currently	658,551	604,518
Deferred revenue	32,060	31,614
Other non-current liabilities	4,371	4,725

Total liabilities	791,969	1,355,684
Commitments and contingencies (Note 9)
Owner’s net investment	1,105,847	562,911
Noncontrolling interests in subsidiaries:
Common units of Southcross Energy Partners, L.P. - noncontrolling interest	278,605	366,856

Total noncontrolling interests in subsidiaries	278,605	366,856
Total owner’s net investment and noncontrolling interests	1,384,452	929,767

Total liabilities, owner’s net investment and noncontrolling interests	$2,176,421	$2,285,451

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Revenues (Note 13)	$633,280	$847,472	$598,928
Revenues - affiliates	—	—	5,452

Total Revenues	633,280	847,472	604,380
Expenses:
Cost of natural gas and liquids sold	434,741	624,701	500,843
Operations and maintenance	98,281	105,467	49,446
Depreciation and amortization	184,715	138,169	65,377
General and administrative	58,844	41,255	30,990
Goodwill impairment	—	57,385	—
Impairment of property, plant and equipment	476	7,067	1,556
Loss (gain) on sale of property, plant and equipment, net	(10,352)	818	1,752

Total expenses	766,705	974,862	649,964

Loss from operations	(133,425)	(127,390)	(45,584)
Other (expense) income:
Equity in losses of joint venture investments	(21,123)	(13,452)	(14,206)
Interest expense	(55,620)	(63,795)	(26,350)
Reorganization items, net	487,119	—	—
Write-off of SXE deferred financing costs	(1,006)	—	—
Gain (loss) on SXE legal settlements	3,939	(22)	—
Other expense	—	—	(238)

Total other (expense) income	413,309	(77,269)	(40,794)

Income (loss) before income tax benefit (expense)	279,884	(204,659)	(86,378)
Income tax benefit (expense)	2	233	(51)

Net income (loss)	279,886	(204,426)	(86,429)
Net loss attributable to noncontrolling interests	(31,852)	(20,366)	(10,866)

Net income (loss) attributable to SXH	$311,738	$(184,060)	$(75,563)

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$279,886	$(204,426)	$(86,429)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	184,715	138,169	65,377
Unit-based compensation	3,523	4,573	8,177
Amortization of deferred financing costs and PIK interest	10,881	6,480	2,406
Loss (gain) on sale of assets, net	(10,352)	818	1,752
Unrealized loss (gain) on financial instruments	(147)	110	(129)
Equity in losses of joint venture investments	21,123	13,452	14,206
Goodwill impairment	—	57,385	—
Impairment of assets	476	7,067	1,556
Distribution from joint venture investment	740	500	—
Reorganization costs (Note 4)	(497,543)	—	—
Gain on legal settlements	(2,375)	—	—
Write-off of SXE deferred financing fees	1,006	—	—
Non-cash interest	—	—	8,699
Other, net	116	(82)	3
Changes in operating assets and liabilities:
Trade accounts receivable	(4,776)	25,768	(16,823)
Prepaid expenses and other current assets	(1,357)	(1,888)	4,053
Other non-current assets	(344)	296	(39)
Change in affiliates balance	(336)	4,126	(510)
Accounts payable and accrued liabilities	(4,519)	(17,468)	17,703
Other liabilities	5,259	187	(12,276)

Net cash provided by (used in) operating activities	(14,024)	35,067	7,726

Cash flows from investing activities:
Capital expenditures	(74,049)	(232,388)	(337,326)
Aid in construction payment receipts	1,207	281	2,702
Net proceeds from sale of assets	22,614	4,693	3,041
Insurance proceeds from property damage claims, net of expenditures	125	78	3,677
Investment contribution to joint venture investments	(5,432)	(8,910)	(4,321)
Business acquisitions, net of cash acquired	—	—	(2,662)

Net cash used in investing activities	(55,535)	(236,246)	(334,889)

Cash flows from financing activities:
Borrowings under credit facilities	11,210	314,045	104,500
Borrowings under term loan facilities	—	—	1,025,000
Borrowings under notes payable	14,000	—	—
Repayments under credit facilities	(70,350)	(114,500)	(310,350)
Repayments under term loan facilities	(4,500)	(10,250)	(5,125)
Repayments under notes payable	(14,260)	—	—
Repayments under TSMS notes payable	(1,357)	(1,273)	(1,587)
Distribution	—	—	(8,000)
Settlement of working capital in Combination Transaction	—	(22,642)	—
Payments on capital lease obligations	(419)	(528)	(241)
Tax withholdings on unit-based compensation vested units	(138)	(425)	(3,343)
Financing costs	(1,365)	(764)	(37,318)
Contributions from owners	85,000	80,271	469,104
Distributions to noncontrolling interests	—	(34,766)	(407,224)
DIP financing	85,000	—	—
Assumption and repayment of debt in merger	—	—	(437,162)
Preferred BBTS capital expenditures adjustment	—	—	(57,034)

Net cash provided by financing activities	102,821	209,168	331,220

Net increase in cash and cash equivalents	33,262	7,989	4,057
Cash and cash equivalents — Beginning of period	20,469	12,480	8,423

Cash and cash equivalents — End of period	$53,731	$20,469	$12,480

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF NONCONTROLLING INTERESTS AND OWNER’S NET INVESTMENT

(In thousands)

	Owner’s Net Investment	Noncontrolling Interests Common Units of Southcross Holdings, L.P.	Total
Balance - January 1, 2014	$792,156	$—	$792,156

Net loss	(75,563)	(10,866)	(86,429)
Acquisition of SXE and General Partner	342,699	480,747	823,446
Acquisition of Southcross Energy Partners, GP LLC	583	—	583
Contribution from limited partners	469,104	—	469,104
Distributions to limited partners	(447,025)	—	(447,025)
Assumption of parent’s debt in combination transaction	(437,162)	—	(437,162)
Distributions paid to noncontrolling interest	—	(17,233)	(17,233)
Distributions prior to merger	(25,650)	—	(25,650)
Non-cash BBTS interest	21,602	—	21,602
Accrued distributions to SXE public unitholders	—	9,399	9,399
Transfer of net investment to noncontrolling interest in connection with the TexStar Rich Gas System drop-down transaction	41,377	(41,377)	—
Non-cash long-term incentive plan contribution	—	197	197
Accrued distribution on long-term incentive plan	—	250	250
Tax withholdings on unit-based compensation vested units	—	(3,343)	(3,343)
Unit-based compensation on long-term incentive plan	—	8,205	8,205

BALANCE - December 31, 2014	$682,121	$425,979	$1,108,100

Net loss	(184,060)	(20,366)	(204,426)
Contributions from owners	80,271	—	80,271
Transfer of net investment to noncontrolling interest in connection with the Holdings Drop-Down acquisition	(11,346)	11,346	—
Settlement of working capital in Combination Transaction	(22,642)	—	(22,642)
Distributions paid to non-controlling interests	—	(34,766)	(34,766)
Accrued distribution on long term incentive plan	—	(918)	(918)
Tax withholdings on unit-based compensation vested units	—	(425)	(425)
Unit-based compensation on long-term incentive plan	—	4,573	4,573
Effect of common unit issuances in connection with the Holdings drop-down transaction	18,567	(18,567)	—

BALANCE - December 31, 2015	$562,911	$366,856	$929,767

Net income (loss)	311,738	(31,852)	279,886
Contributions from owners	85,000	—	85,000
Conversion of DIP financing	86,816	—	86,816
Accrued distribution equivalent rights on long-term incentive plan	—	11	11
Tax withholdings on unit-based compensation vested units	—	(138)	(138)
Unit-based compensation on long-term incentive plan	—	3,523	3,523
Common unit issuances to Holdings related to equity cures and equity contributions	59,382	(59,382)	—
Other	—	(413)	(413)

BALANCE - December 31, 2016	$1,105,847	$278,605	$1,384,452

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND

SOUTHCROSS HOLDINGS GUARANTOR LP

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION, DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Southcross Holdings Guarantor LP (a Delaware limited partnership) and Southcross Holdings Intermediary LLC (a Delaware limited liability company) (collectively, and along with Southcross Holdings Guarantor GP LLC, “SXH,” “we,” “our” or “us”), formed in June 2014, are wholly-owned subsidiaries of Southcross Holdings LP, a Delaware limited partnership (“Holdings”). Southcross Holdings Guarantor LP’s general partner is Southcross Holdings Guarantor GP LLC, a Delaware limited liability company (“Guarantor GP”). Southcross Holdings Borrower LP (“Borrower”), a Delaware limited partnership is also a wholly-owned subsidiary of Southcross Holdings Guarantor LP and is the issuer of certain indebtedness. Its general partner is Southcross Holdings Borrower GP LLC, a Delaware limited liability company (“Borrower GP”). We are headquartered in Dallas, TX, and provide natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include two gas processing plants, two fractionation facilities and gathering and transportation pipeline.

On August 4, 2014, (a) BBTS Borrower LP, a Delaware limited partnership (“BBTS”), made a capital contribution to Holdings by contributing to SXH (i) 100% of the equity of TexStar Midstream Services, LP, a Texas limited partnership (“TexStar”), and (ii) 100% of the equity of TexStar Midstream GP, LLC, a Texas limited liability company, (the “BBTS Contribution”) and (b) Southcross Energy LLC, a Delaware limited liability company(“Southcross LLC”), made a capital contribution to Holdings by contributing to SXH (i) 2,116,400 common units and 12,213,713 subordinated units in Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), and (ii) 100% of the equity of Southcross Energy Partners GP, LLC, a Delaware limited liability company (“Southcross GP”)(the “Southcross Contribution”), in each case, in exchange for Class A Units in Holdings (the “Combination Transaction”).

As a result of the Combination Transaction, Southcross LLC, which was controlled by Charlesbank Capital Partners, LLC (“Charlesbank”), acquired an approximate one-third interest in Holdings. The remaining approximate two-thirds interest in Holdings acquired by BBTS in connection with the Combination Transaction was distributed by BBTS to its owners, EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”), in roughly equal proportions in December 2014. As a result, Charlesbank, EIG and Tailwater (collectively “the sponsors”) each indirectly owned approximately one-third of Holdings. In November 2014, affiliates of Energy Capital Partners Mezzanine Opportunities Fund and GE Energy Financial Services acquired certain Class A Units and Class B Units in Holdings.

Contemporaneously with the closing of the Combination Transaction, TexStar contributed to SXE certain gathering and processing assets (the “TexStar Rich Gas System”) owned by TexStar (the “TexStar Rich Gas System Transaction”). For additional details regarding the Combination Transaction and the TexStar Rich Gas System Transaction, see Notes 1, 3, 10, 12 and 14.

On March 28, 2016, Holdings and its general partner, and certain of its subsidiaries, including us, (other than SXE, Southcross Energy Partners GP LLC, a Delaware limited liability company and general partner of SXE (“SXE GP”) and its subsidiaries) (the “Debtors”) filed a pre-packaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Texas (the “POR”) to restructure its debt obligations and strengthen its balance sheet. Following the emergence of the Debtors from its Chapter 11 reorganization proceeding on April 13, 2016 (see Note 4), EIG and Tailwater (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings, and a group of lenders under Holdings’ revolving credit facility and term loan (the “Lenders”) own the remaining one-third equity interest. See Note 4.

As of December 31, 2016, SXH holds an approximate 71.8% limited partner interest in SXE and all of the general partner interest in SXE GP, and thus controls SXE.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Basis of Presentation

The accompanying combined financial statements and related notes present the combined balance sheets as of December 31, 2016 and 2015, and the combined statements of operations, cash flows and noncontrolling interests and owner’s net investment for the years ended December 31, 2016, 2015 and 2014 of SXH. Holdings contributed all of the assets and entities it received in the BBTS Contribution and the Southcross Contribution at closing to SXH, and thus SXH controls and consolidates these assets and entities. BBTS’s contribution of TexStar was accounted for as a reorganization of entities under common control and thus was recorded at BBTS’s historical cost. The Southcross Contribution was accounted for by SXH as a business combination under the guidance of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) whereby SXH recorded SXE’s assets acquired and liabilities assumed at fair value. Thus, the 2014 combined financial statements contained herein include a full year of TexStar financial activity, as TexStar was the accounting predecessor to SXH for accounting purposes (because it was controlled by EIG and Tailwater both prior to and following the closing of the Combination Transaction), as well as SXE financial activity from August 4, 2014 through December 31, 2014. See Note 3.

Additionally, because the TexStar Rich Gas System was controlled by EIG and Tailwater (both prior to and following the closing of the drop down of these assets to SXE), SXE recorded the TexStar Rich Gas System at TexStar’s historical cost. Thus, the difference between consideration paid by SXE and the TexStar Rich Gas System’s historical cost (net book value) at August 4, 2014 was recorded as a reduction to SXE’s partners’ capital. SXH recorded the change in its underlying ownership in SXE resulting from the TexStar Rich Gas System drop down transaction in noncontrolling interests.

The accompanying combined financial statements were prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and have been prepared as if SXH is a going concern, and reflect the application of ASC 852, Reorganizations (“ASC 852”). In accordance with ASC 852, Holdings (and therefore SXH) did not meet the criteria for and did not apply “fresh start” accounting, as the owners prior to the reorganization controlled more than 50% of the voting shares of the emerged entity. We eliminate all intercompany balances and transactions in preparing combined financial statements.

Principles of Combination and Consolidation

These financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries, because such entities are under common control of Holdings and are the entities being acquired by AMID as discussed above, are presented on a combined basis (see Note 17). We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. The combined financial statements disclose the results of SXH and its subsidiaries in which SXH has a controlling financial interest. A controlling financial interest is evidenced by ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity. SXH holds a controlling financial interest in SXE and is reflected as a consolidated subsidiary of SXH. SXH is the primary beneficiary of SXE, which is a variable interest entity (“VIE”) of SXH. See Note 16. We eliminate all intercompany balances and transactions in preparing combined and consolidated financial statements, and we disclose noncontrolling financial interest in our combined and consolidated statement of operations in net loss attributable to noncontrolling interest and net income (loss) attributable to SXH and owner’s net investment. Equity ownership interest in SXH joint ventures in which SXH does not have a controlling financial interest, but over which SXH can exercise significant influence, are accounted for under the equity method of accounting. See note 14 and 16.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make various estimates and assumptions that may affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

Significant Accounting Policies

Revenue Recognition

Using the revenue recognition criteria of persuasive evidence of an exchange arrangement exists, delivery has occurred or services have been rendered and the price is fixed or determinable, we record natural gas and NGL sales revenue in the period when the physical product is delivered to the customer and in an amount based on the pricing terms of an executed contract. Our transportation, compression, processing, fractionation and other revenue is recognized in the period when the service is provided and represents our fee-based service revenue. In addition, collectability is evaluated on a customer-by-customer basis. New customers are subject to a credit review process, which evaluates the customers’ financial position and their ability to pay.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Our sale and purchase arrangements are primarily accounted for on a gross basis in the statements of operations. These transactions are contractual arrangements that establish the terms of the purchase of natural gas or NGLs at a specified location and the sale of natural gas or NGLs at a different location on the same or on another specified date. These transactions require physical delivery and transfer of the risk and reward of ownership are evidenced by title transfer, assumption of environmental risk, transportation scheduling, credit risk and counterparty nonperformance risk.

We derive revenue in our business from the following types of arrangements:

•	Fixed-Fee. We receive a fixed-fee per unit of natural gas volume that we gather at the wellhead, process, treat, compress and/or transport for our customers, or we receive a fixed-fee per unit of NGL volume that we fractionate. Some of our arrangements also provide for a fixed-fee for guaranteed transportation capacity on our systems.

•	Fixed-Spread. Under these arrangements, we purchase natural gas and NGLs from producers or suppliers at receipt points on our systems at an index price plus or minus a fixed price differential and sell these volumes of natural gas and NGLs at delivery points off our systems at the same index price, plus or minus a fixed price differential. By entering into such back-to-back purchases and sales, we are able to mitigate our risk associated with changes in the general commodity price levels of natural gas and NGLs. We remain subject to variations in our fixed-spreads to the extent we are unable to precisely match volumes purchased and sold in a given time period or are unable to secure the supply or to produce or market the necessary volume of products at our anticipated differentials to the index price.

•	Commodity-Sensitive. In exchange for our processing services, we may remit to a customer a percentage of the proceeds from our sales, or a percentage of the physical volume, of residue natural gas and/or NGLs that result from our natural gas processing, or we may purchase NGLs from customers at set fixed NGL recoveries and retain the balance of the proceeds or physical commodity for our own account. These arrangements are generally combined with fixed-fee and fixed-spread arrangements for processing services and, therefore, represent only a portion of a processing contract’s value. The revenues we receive from these arrangements directly correlate with fluctuating general commodity price levels of natural gas and NGLs and the volume of NGLs recovered relative to the fixed recovery obligations.

Certain of our natural gas gathering and processing arrangements contain provisions allowing us to recover 110% of our invested capital to connect a customer’s well to our gathering system through a facilities fee. Such amounts are invoiced as volumes flow based upon a contractual rate per Mcf of throughput until the contractually determined invested capital amount is fully recovered through the facility fee at which point no further facilities fees are received. Such facility fee is recognized as revenue on a straight-line basis over the estimated useful life of the associated underlying well which was estimated to be ten years. The difference between the cash received or invoiced for these facilities fees and the amount recorded using the straight-line method is recognized as deferred revenue.

All of the amounts of deferred revenue have been classified as non-current based upon the timing of when such amounts are expected to be realized pursuant to the contractual terms of the underlying natural gas gathering and processing arrangements.

Certain of our gathering and processing agreements provide for quarterly and annual minimum volume commitment (“MVC”). Under these MVCs, our customers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent measurement periods to the extent that such customer’s throughput volumes in a subsequent contracted measurement period exceed its MVC for that contracted measurement period.

We recognize customer billings for obligations under their MVCs as revenue when the obligations are billable under the contract and the customer does not have the right to utilize shortfall payments to offset gathering fees in excess of its MVCs in subsequent periods.

We record customer billings for obligations under their MVCs as deferred revenue when the customer has the right to utilize shortfall payments to offset gathering or processing fees in subsequent periods. We recognize deferred revenue under these arrangements in revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the gathering or processing of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the applicable natural gas gathering agreement.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Long-Lived Assets

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and the cost of financing construction. Costs associated with obtaining rights of way agreements and easements to facilitate the building and maintenance of new pipelines are capitalized and depreciated over the life of the associated pipeline. We capitalize major units of property replacements or improvements and expense minor items. We use the straight-line method to depreciate property, plant and equipment over the estimated useful lives of the assets. We depreciate leasehold improvements and capital lease assets over the shorter of the life of the asset or the life of the lease. Maintenance and repairs are charged directly to expense as incurred, with the exception of substantial compression overhaul costs, which are capitalized and depreciated over the life of the overhaul. See Note 7.

Our intangible assets consist of acquired long-term supply and gas gathering contracts. We amortize these contracts on a straight-line basis over the 30-year expected useful lives of the contracts.

Impairment of Long-Lived Assets

We evaluate our long-lived assets by asset groups, which include finite-lived intangible assets, for impairment when events or circumstances indicate that the asset group’s carrying values may not be recoverable. These events include, but are not limited to, market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, we evaluate the recoverability of our carrying value based on the long-lived asset group’s ability to generate future cash flows on an undiscounted basis. If the undiscounted cash flows are not sufficient to recover the long-lived asset group’s carrying value, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying values of the asset downward, if necessary, to their estimated fair value. Our fair value estimates are based generally on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows. We had no impairment of our assets during the year ended December 31, 2016, but SXE recorded $0.5 million related to the write-off of software costs. During the year ended December 31, 2015, SXE recorded $7.1 million of impairment cost related primarily to a write-down of a spare turbine.

Cash and Cash Equivalents

We consider all short term investments with an original maturity of three months or less to be cash equivalents. At December 31, 2016 and 2015, except for amounts held in bank accounts to cover current payables, all of our cash equivalents were invested in short-term money market accounts, overnight sweep accounts and money-market mutual fund accounts.

Allowance for Doubtful Accounts

In evaluating the collectability of our accounts receivable, we perform credit evaluations of our new customers and adjust payment terms based upon payment history and each customer’s current creditworthiness, as determined by our review of such customer’s credit information. We extend credit on an unsecured basis to many of our customers. In the event of a bankruptcy filing by a customer, we will determine if we will legally be able to collect any of the outstanding balance as a secured or unsecured creditor, and based on this determination we will reserve against part, or all, of the outstanding balance. We had an allowance for uncollectible accounts receivable of $0.1 million at December 31, 2015, which was written off during 2016. At December 31, 2016, we have recorded no allowance for uncollectible accounts receivable.

Asset Retirement Obligations

We evaluate whether any future asset retirement obligations (“AROs”) exist and estimate the costs for such AROs for certain future events. An ARO will be recorded in the periods where we can reasonably determine the settlement dates or the period in which the expense is incurred and an estimated cost of the retirement obligation. Generally we do not have the intention of discontinuing the use of any significant assets or have a legal obligation to do so. Therefore, in these situations we do not have sufficient information to reasonably estimate any future AROs. No AROs were recorded for the years ended December 31, 2016, 2015 or 2014.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Environmental Costs and Other Contingencies

We recognize liabilities for environmental and other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and no specific amount in that range is more likely than any other, the low end of the range is accrued. No amounts were recorded as of December 31, 2016 or 2015.

Fair Value of Financial Instruments

Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. At December 31, 2016 and 2015, financial instruments recorded at contractual amounts that approximate fair value include certain funds on deposit, accounts receivable, other receivables, and accounts payable and accrued liabilities. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments. As of December 31, 2016, the fair value of SXE’s Credit Facility and Borrower’s Tranche A Term Loan (both defined in Note 8) approximates their respective carrying amounts due primarily to the variable nature of the interest rate of the instruments and the fair value of Borrower’s Tranche B Term Loan and Senior Unsecured Note Payable (defined in Note 8) approximates its carrying amount due to the short proximity from the date of its issuance and are considered Level 2 fair value measurements. As of December 31, 2016, the fair value of SXE’s term loan was $350.0 million, based on recent trading levels and is considered a Level 2 fair value instrument. See Note 6.

Derivative Instruments

In our normal course of business, we enter into month-ahead commodity swap contracts in order to hedge economically our exposure to certain intra-month natural gas index pricing risk. We manage our interest rate risk through interest rate swaps and interest rate caps. See Note 6.

Derivative financial instruments are recorded in the combined balance sheets at fair value, except for derivative contracts that qualify for and for which we have elected the normal purchase or normal sale exceptions, which are not reflected in the combined balance sheets or statements of operations prior to accrual of the settlement. If they qualify, we present our derivative assets and liabilities on a net basis.

We did not have any derivative financial instruments designated as fair value or cash flow hedges for accounting purposes during the years ended December 31, 2016, 2015 and 2014. Changes in our derivative financial instruments’ fair values are recognized immediately in earnings. We do not hold or issue financial instruments or derivative financial instruments for trading purposes.

Unit-Based Compensation

Unit-based awards which settle in common units of SXE are classified as equity and are recognized in the financial statements over the vesting period at their grant date fair value. Unit-based awards which settle in cash are classified as liabilities and remeasured at every balance sheet date through settlement, such that the vested portion of the liability is adjusted to reflect its revised fair value through compensation expense. Currently, all awards granted under the Amended and Restated 2012 Long-Term Incentive Plan (the “LTIP”) will be settled in common units. Compensation expense associated with unit-based awards, adjusted for forfeitures, is recognized evenly from the date of the grant over the vesting period within operations and maintenance and general and administrative expenses in our combined statements of operations. See Note 12.

Income Taxes

No provision for federal or state income taxes, except as noted below, is included in our statements of operations as such income is taxable directly to our owners. Each owner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each owner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

We are subject to the Texas margin tax which qualifies as an income tax under GAAP that requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis. Our current tax liability is assessed based on the gross revenue apportioned to Texas. For the years ended December 31, 2016, 2015 and 2014, there were no material temporary differences.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Uncertain Tax Positions

We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our combined financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. We believe that there are no uncertain tax positions and that no provision for income tax is required for these combined financial statements. As of December 31, 2016, tax years 2013 through 2016 remain subject to examination by the Internal Revenue Service and tax years 2012 through 2016 remain subject to examination by various state taxing authorities.

Comprehensive Income (Loss)

Comprehensive income (loss) is the same as net income (loss) for periods presented in the combined financial statements.

Investments in Joint Ventures

We own equity interests in three joint venture entities with Targa Pipeline Partners LP as our joint venture partner. We own a 50% or less equity interest in each of the three entities. The joint venture arrangements give equal management rights with no single investor having unilateral control. Each party sharing joint control must consent to the ventures’ operating, investing and financing decisions. Therefore, because we do not have controlling financial interests, but do have significant influence, we use the equity method of accounting for investments in joint ventures. We recognize our share of the earnings and losses in the joint ventures pursuant to the terms of the applicable limited liability agreements governing such joint ventures, which provide for earnings and losses generally to be allocated based upon each member’s respective ownership interest in the joint ventures. We record our proportionate share of the joint ventures’ net income/loss as equity in income/losses of joint venture investments in the statements of operations. We evaluate investments in joint ventures for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. During the fourth quarter of 2016, as part of our cost saving initiatives, management decided to significantly reduce the utilization of the T2 EF Cogeneration (“T2 Cogen”) facility. In the immediate future, the T2 Cogen facility will only be utilized as a swing or backup facility for our Lone Star processing facility. As volumes are expected to increase in the ensuing years, management expects to need the generation capacity from the T2 Cogen facility to provide power to its Lone Star processing facility. As of December 31, 2016, management has no intention or plans to “mothball” or sell the T2 Cogen facility. See Note 14.

Goodwill

Goodwill represents consideration paid in excess of the fair value of the net identifiable assets acquired in a business combination. We evaluate goodwill for impairment annually and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that it is more likely than not that impairment exists, we proceed to a quantitative test. In the quantitative test, we compare the carrying value of the reporting entity to its implied fair value. We determine fair value using widely accepted valuation techniques, namely discounted cash flow and market multiple analyses. If we determine that the carrying amount of a reporting entity’s goodwill exceeds its implied fair value, we recognize the excess of the carrying value over the implied fair value as an impairment loss. During 2015, we determined that the carrying value exceeded the fair value of the reporting unit, and as a result, goodwill was impaired. Impairment expense of $57.4 million was recorded in goodwill impairment in our combined statements of operations as of December 31, 2015, which reduced the carrying value of goodwill to zero. As a result there is no goodwill in our combined financial statements as of December 31, 2016. See Note 5.

Recent Accounting Pronouncements

Accounting standard-setting organizations frequently issue new or revised accounting pronouncements. We review and evaluate new pronouncements and existing pronouncements to determine their impact, if any, on our combined financial statements. We are evaluating the impact of each pronouncement on our combined financial statements.

Adopted Accounting Pronouncements

In 2014, a new standard was issued that updated existing going concern guidance under GAAP. The new guidance relates to defining management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern. Related disclosure in the notes to the combined financial statements are required surrounding whether it is probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued. We adopted this standard, which did not have a material impact to us, in 2016. See Note 2.

In February 2015, the Financial Accounting Standards Board (“FASB”) issued a pronouncement that amended the consolidation guidance with regard to variable interest entities and voting interest entities. The standard became effective in 2016 and amended the guidance and framework for determining whether a partial-interest owner in a subsidiary should

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

consolidate and potentially revise their disclosures about certain money market funds that are not within the scope of the variable interest entity guidance and the required transition disclosures in the fiscal period in which a change in accounting principle is made. We adopted this standard, which did not have a material impact to us, in 2016.

In March 2016, the FASB issued a pronouncement amending the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification in the statement of cash flows. We adopted this standard, which did not have a material impact to us, in 2016.

In October 2016, a new standard was issued which amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Under the amendments, a single decision maker is required to include indirect interests on a proportionate basis consistent with indirect interests held through other related parties. We adopted this standard, which did not have a material impact to us, in 2016.

New Accounting Pronouncements

In March 2016, the FASB issued a pronouncement amending the requirement to adopt retroactively the equity method of accounting. The pronouncement eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The new guidance requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. In addition, the pronouncement requires that an entity that has an available-for sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. This standard will become effective beginning in 2017.

In February 2016, the FASB issued a pronouncement amending disclosure and presentation requirements for lessees and lessors to reflect more accurately the recognition of assets and liabilities that arise from leases. The pronouncement states that a lessee should recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term on the face of the balance sheet. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. In addition, also consistent with the previous leases guidance, a lessee (and a lessor) should exclude most variable lease payments in measuring lease assets and lease liabilities, other than those that depend on an index or a rate or are in substance fixed payments. This standard will become effective beginning in 2019.

In 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers and in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In April 2016, the FASB issued an accounting pronouncement that updates the identifying performance obligations and licensing implementation guidance. We are currently evaluating our contract mix, developing our implementation plan, and assessing the impact to our existing accounting policies and controls that may be impacted by the standard. We will adopt this Accounting Standards Update as required on January 1, 2018, using the modified retrospective method of adoption.

In May 2016, the FASB issued a pronouncement for the new revenue recognition guidance on assessing collectability, presentation of sales taxes, non-cash consideration, completed contracts and contract modifications. The pronouncement is intended to reduce the potential for diversity in practice at initial application and cost and complexity on an ongoing basis. The standard will become effective beginning in 2018.

In August 2016, the FASB issued a pronouncement amending the presentation of how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard will become effective at the beginning of 2018.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. LIQUIDITY CONSIDERATIONS

Our future cash flow will be materially adversely affected if the prices for natural gas, NGL and crude oil reduces the drilling for oil or natural gas in the geographic areas in which we operate, primarily the Eagle Ford Shale region. See Note 1 to our combined financial statements. The majority of our revenue is derived from fixed-fee and fixed-spread contracts, which have limited direct exposure to commodity price levels since we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than being paid based on the value of the underlying natural gas or NGLs. In addition, a portion of our contract portfolio contains minimum volume commitment arrangements. The majority of our volumes are dependent upon the level of producer drilling activity. With the current price environment and reduction in drilling activity, we have begun to implement cost saving initiatives to improve future cash flows.

Amendments to the Third Amended and Restated Revolving Credit Agreement

In connection with Holdings’ Chapter 11 reorganization, on March 17, 2016, SXE entered into an equity cure contribution agreement (the “Equity Cure Agreement”) with Holdings whereby SXE had the right to cure any default with respect to SXE’s Financial Covenants by having Holdings purchase equity interests in or make capital contributions to SXE, in an aggregate amount of up to $50 million (the “Contribution Amount”). In exchange for the Contribution Amount, SXE issued Borrower a number of its common units representing limited partner interests equal to, subject to certain exceptions, (i) the applicable Contribution Amount divided by (ii) a common unit reference price (“Reference Price”) equal to the volume weighted daily average price of the common units on the New York Stock Exchange (“VWAP”) calculated for a period of 15 trading days ending two trading days prior to the contribution by Holdings. Notwithstanding the VWAP calculation, the Reference Price would be no less than $0.89 per common unit and no greater than $1.48 per common unit (the “Range”), and if the VWAP was within the Range for a period of 15 trading days, the first of which was April 7, 2016, such VWAP would be the Reference Price for all common units issued in exchange for the Contribution Amount. The Equity Cure Agreement remained in place throughout 2016 and was used to fund equity cures totaling $12.4 million (excluding the $17.0 million discussed below) required to comply with the Consolidated Total Leverage Ratio of SXE’s Financial Covenants. See Note 11 for further discussion of our equity cure unit issuances.

On July 25, 2016, SXE determined Holdings’ cash contribution to SXE for the first quarter 2016 equity cure had not been transferred to SXE timely, as required under the Third Amended and Restated Revolving Credit Agreement with Wells Fargo, N.A., UBS Securities LLC, Barclays Bank PLC and a syndicate of lenders (the “Third A&R Revolving Credit Agreement”), due to an oversight, which resulted in a default. On July 26, 2016, Holdings fully funded the first quarter 2016 equity cure through Borrower. On August 4, 2016, SXE entered into the limited waiver and second amendment to the Third A&R Revolving Credit Agreement whereby the lenders waived any default or right to exercise any remedy as a result of this technical event of default to fund timely the first quarter 2016 equity cure.

On November 8, 2016, SXE entered into the limited waiver and third amendment to the Third A&R Revolving Credit Agreement (the “Third Amendment”), which stipulated, among other things, that i) the equity cure funding deadline for the quarter ended September 30, 2016 (“Q3 2016 Equity Cure”) was extended from November 23, 2016 to December 16, 2016, and ii) limited the total revolving credit exposure. On December 9, 2016, SXE entered into the fourth amendment to the Third A&R Revolving Credit Agreement (the “Fourth Amendment”), which stipulated, among other things, that i) the deadline for funding the Q3 2016 Equity Cure was further extended from December 16, 2016 to January 12, 2017, and ii) the Third A&R Revolving Credit Agreement was amended to require that any account into which SXE deposited funds, securities or commodities be subject to a lien and control agreement for the benefit of the secured parties under the Third A&R Revolving Credit Agreement.

On December 29, 2016, SXE entered into the fifth amendment to the Third A&R Revolving Credit Agreement (the “Fifth Amendment”), pursuant to which SXE received a full waiver for all defaults or events of default arising out of SXE’s failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio less than 5.00 to 1.00 for the quarter ended September 30, 2016.

Additionally, pursuant to the Fifth Amendment, (i) SXE’s total aggregate commitments under the Third A&R Revolving Credit Agreement were reduced from $200 million to $145 million and the sublimit for letters of credit was also reduced from $75 million to $50 million (total aggregate commitments will be further reduced periodically through December 31, 2018); (ii) SXE’s Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio (periodically each of which is defined in the Fifth Amendment) financial covenants were suspended until the quarter ended March 31, 2019; and (iii) SXE’s Consolidated Interest Coverage Ratio (as defined in the Fifth Amendment) financial covenant requirement was reduced from

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to December 31, 2018 (the “Ratio Compliance Date”). Prior to the Ratio Compliance Date, SXE will be required to maintain minimum levels of Consolidated EBITDA on a quarterly basis and be subject to certain covenants and restrictions related to liquidity and capital expenditures. See Note 8 to our combined financial statements.

In connection with the execution of the Fifth Amendment, on December 29, 2016, SXE entered into (i) an Investment Agreement (the “Investment Agreement”) with Holdings and Wells Fargo Bank, N.A., (ii) a Backstop Agreement (the “Backstop Agreement”) with Holdings, Wells Fargo Bank, N.A. and the Sponsors and (iii) a First Amendment to Equity Cure Contribution Agreement (the “Equity Cure Contribution Amendment”) with Holdings. Pursuant to the Equity Cure Contribution Amendment, on December 29, 2016, Holdings contributed $17.0 million to SXE in exchange for 11,486,486 common units. The proceeds of the $17.0 million contribution were used to pay down SXE’s outstanding balance under the Third A&R Revolving Credit Agreement and for general corporate purposes. In addition, pursuant to entering into the Investment Agreement, the previous Equity Cure Contribution Agreement with Holdings was terminated and Holdings has agreed to contribute $15.0 million to SXE (the “Committed Amount”) on a Full Investment Trigger (as defined in the Investment Agreement), or notification from SXE of an event of default under the Third A&R Revolving Credit Agreement. In exchange for the amounts contributed pursuant to the Investment Agreement upon a Partial Investment Trigger or the Full Investment Trigger (as defined in the Investment Agreement), SXE will issue to SXH, at Holdings’ election, either (i) a number of common units at an issue price equal to either (a) if the common units are listed on a national stock exchange, 93% of the volume weighted average price of such common units for the twenty day period immediately preceding the date of the contribution or (b) if the common units are not listed on a national stock exchange, the fair market value of such common units as reasonably agreed by SXE and Holdings or (ii) a senior unsecured note of SXE in an initial face amount equal to the amount of the contribution by Holdings (an “Investment Note”). If Holdings elects to receive an Investment Note in exchange for a contribution pursuant to the Investment Agreement, such Investment Note will mature on or after November 5, 2019 and bear interest at a rate of 12.5% per annum payable in-kind prior to December 31, 2018 and in cash on or after December 31, 2018. The Investment Notes, if any, will be SXE’s unsecured obligation to subordinate in right of payment to any of SXE’s secured obligations under the Third A&R Revolving Credit Agreement and will contain covenants and events of default no more restrictive than those currently provided in the Third A&R Revolving Credit Agreement.

Pursuant to the Backstop Agreement, if Holdings is unable to satisfy its obligations under the Investment Agreement with cash on hand upon the occurrence of a Partial Investment Trigger or a Full Investment Trigger, the Sponsors have agreed to fund Holdings’ shortfall in providing the Committed Amount by contributing each Sponsor’s respective pro-rata portion of the shortfall to Holdings or, at the election of each Sponsor, directly to SXE. As consideration for any amounts contributed directly to SXE by a Sponsor (through us) pursuant to the Backstop Agreement, SXE will issue to such Sponsor the Common Units or Investment Note that would have otherwise been issued to Holdings (or us) under the Investment Agreement with respect to the amount contributed by the Sponsor.

Based upon SXH’s financial forecast, amendments to SXE’s credit agreement (as discussed above), as well as the $15.0 million additional capital commitment from Holdings and the Sponsors, we believe SXH’s management’s executed plans provides us with sufficient liquidity to fund future operations through at least twelve months from the date that these financial statements were issued.

3. ACQUISITIONS

Combination Transaction. Until August 4, 2014, Southcross Energy LLC held a controlling interest in SXE through its ownership in all of the equity interests in its General Partner. On August 4, 2014, Southcross Energy LLC and Holdings combined in the Combination Transaction, pursuant to the respective contribution agreement, and Holdings was formed. Contemporaneous with the Combination Transaction, Holdings contributed the TexStar and SXE interests it received in connection with the Combination Transaction ultimately to SXH. Because the owners of TexStar controlled the TexStar assets, before and after the transaction, and through the reorganization of entities under common control, it was determined that SXH was determined to be the accounting acquirer of the Southcross Contribution received in the Combination Transaction. In the Combination Transaction, Southcross Energy LLC contributed 1,863,713 SXE common units, 12,213,713 SXE subordinated units and 229,716 Series A preferred units (which were immediately converted into 252,687 SXE common units), 100% in SXE GP, representing 100% of its limited and general partner interest in SXE, in exchange for a 29.6% interest in Holdings, who now indirectly controls SXE and SXE GP.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

SXH was determined to be the acquirer of Southcross Energy LLC’s contributed assets which was determined to be a business and thus accounted for as a business combination under the accounting guidance within ASC 805. As SXH acquired a controlling equity interest in SXE which is being accounted for under the acquisition method of accounting for business combinations, SXH recorded SXE’s assets acquired and liabilities assumed at fair value.

The consideration paid for the acquisition of SXE’s assets acquired and liabilities assumed was calculated as follows:

Fair market value	$1,058,185
Long-term debt	(234,739)

823,446
Identifiable assets	1,096,188
Identifiable liabilities	(95,388)

Net identifiable assets acquired	1,000,800
Goodwill	57,385

Net assets acquired	$1,058,185

Unaudited Pro Forma Financial Information for Combination Acquisition. The following unaudited pro forma financial information for the year ended December 31, 2014 assumes that the Combination Acquisition occurred on January 1, 2014 and includes adjustments for income from operations, including depreciation and amortization (in thousands):

Year Ended December 31,
2014
Total revenue	$1,083,978
Net loss	(108,890)

The unaudited pro forma information is not necessarily indicative of what our statements of operations would have been if the transaction had occurred on that date, or what the financial position or results from operations will be for any future periods. For the five months ended December 31, 2014, since the Combination Acquisition, the acquiree contributed $363.1 million in revenues and $24.8 million in net loss to our statements of operations.

4. HOLDINGS’ REORGANIZATION

On March 28, 2016, the Debtors filed the POR to restructure its debt obligations and strengthen its balance sheet. On April 11, 2016, the bankruptcy court confirmed Holdings’ Chapter 11 reorganization and on April 13, 2016, the Debtors emerged from its reorganization. During the period of the bankruptcy proceedings, the Debtors continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. We have applied ASC 852, in preparing the combined financial statements.

Upon entering the bankruptcy proceedings on March 28, 2016, the Debtors had total liabilities subject to compromise of $861.7 million, which included an aggregate principal amount of outstanding debt under Borrower’s Previous Credit Agreement totaling $614.2 million and accrued interest on such outstanding borrowings of $10.2 million and $237.3 million of outstanding Mandatorily Redeemable Preferred Class B Units of Southcross Holdings LP, inclusive of accrued PIK interest. The Mandatorily Redeemable Preferred Class B Units were obligations of Holdings and thus were not recorded in our balance sheet.

In connection with the POR and in exchange for the settlement of these claims on the Debtors, EIG and Tailwater contributed $170.0 million ($85.0 million each) of cash into Holdings (which in turn was contributed into us). $85.0 million of the $170.0 million contributed by the Sponsors was funded under the Debtors’ DIP Facility. The outstanding borrowings under the DIP Facility and all funding fees and associated accrued interest totaling $1.8 million were converted into equity in settlement of the DIP Facility (see Note 8). Each of the Sponsors received a 33.33% ownership interest in Holdings. The Lenders under the Previous Borrower Credit Agreement received 33.34% of the ownership interests in Holdings. Borrower entered into the Restructuring Credit Agreement (defined below) in the form of Tranche A Term Loans and Tranche B Term Loans and assumed $8.0 million of senior unsecured notes (see further discussion below and Note 8).

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Fresh Start Accounting. In accordance with ASC 852, Holdings did not meet the criteria for, and did not apply “fresh start” accounting, as the owners prior to the reorganization controlled more than 50% of the voting shares of the emerged entity. ASC 852 states, to meet this criterion, shareholders immediately before emergence must receive less than 50% of the voting shares of the emerging entity. The Sponsors maintained greater than 50% of the voting shares on April 13, 2016, the date on which the Debtors emerged from bankruptcy. The Sponsors were able to maintain greater than 50% of control due to the issuance of 33.33% of the ownership of Holdings to EIG and Tailwater, and 33.34% to the Lenders. During the initiation phases of the bankruptcy discussions, Charlesbank made the decision to dissolve from Holdings and no longer remain as one of the principal interest sponsors. As a result, fresh start accounting does not apply to the combined financial statements. An entity that does not qualify for fresh-start accounting would continue to apply GAAP, and the carrying amounts of its assets would not be adjusted to the reorganization value.

Liabilities Subject to Compromise. Liabilities Subject to Compromise refers to pre-petition obligations that could have been impacted by the Chapter 11 reorganization process. The amounts represented our estimate of known obligations resolved in connection with Chapter 11 proceedings. On April 13, 2016, the Term Loan Credit Agreement was restructured in the Restructuring Credit Agreement (as defined below) as a result of the Chapter 11 bankruptcy proceedings and all other liabilities remained on our balance sheet and were settled in the ordinary course of business. The following table summarizes SXH’s liabilities subject to compromise included in our combined balance sheet as of March 28, 2016:

As of March 28, 2016
Long-term debt	$614,225
Accrued interest	10,148

Liabilities of SXH’s subject to compromise	$624,373

As noted above, claims totaling $237.3 million of Class B Mandatorily Redeemable Preferred Units of Holdings settled in the POR are excluded from the table above because such amounts were obligations of our parent, Holdings.

Reorganization Items, Net. ASC 852, also requires that the financial statements, for periods during the Chapter 11 reorganization, distinguish transactions and events that are directly associated with the Chapter 11 reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 reorganization are recorded in reorganization items, net in the combined statements of operations. Management has identified all professional fees that were incremental and directly related to the Partnership’s bankruptcy proceeding between the time the Debtors filed for bankruptcy protection on March 28, 2016, through April 13, 2016, the date Holdings and its subsidiaries emerged from bankruptcy. These costs reflect the post-petition costs associated with the Debtors’ voluntary filing under Chapter 11 of the Bankruptcy Code. The following table summarizes the components included in reorganization items, net on our combined statements of operations for the year ended December 31, 2016:

As of December 31, 2016
Gain on extinguishment of debt	503,453
Gain on settlement of accrued interest	10,148
Write-off of deferred financing fees and OID amortization	(14,358)
Professional fees	(10,564)
Executive bonus	(1,560)

Total reorganization items, net	$487,119

SXH uses this category to reflect the net revenues, expenses, gains and losses that are the result of the reorganization and restructuring of the business. Professional fees included in Reorganization items, net represent professional fees for post-petition expenses. Deferred financing costs and unamortized discounts are included in Reorganization items, net as we believe these debt instruments were impacted by the bankruptcy reorganization process. As noted above, claims totaling $237.3 million of Class B Mandatorily Redeemable Preferred Units of Holdings settled in the POR are excluded from the table above because such amounts were obligations of our parent, Holdings.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Fair Value of New Debt. On April 13, 2016, we entered into a $125.0 million restructuring credit agreement with UBS AG, Stamford Branch (the “Restructuring Credit Agreement”), under which the aggregate outstanding amount of the Borrower Revolver Loan of $47.9 million with $2.1 million of letters of credit were restructured as Tranche A Term Loans (the “Tranche A Term Loans”) in the aggregate principal amount of $47.9 million with $2.1 million of letters of credit. In addition, the aggregate outstanding amount of the Borrower Term Loan of $566.4 million was restructured as Tranche B Term Loans (the “Tranche B Term Loans”) in the aggregate principal amount of $75.0 million. Both the Borrower Revolver Loan and the Borrower Term Loan were converted to the Tranche A Term Loans and the Tranche B Term Loans, respectively, in a cashless exchange. All of Borrower’s subsidiaries’ assets and equity interests (including the equity interests of Borrower) are pledged as collateral under this agreement.

The Tranche A Term Loans are set to mature on August 2, 2019 and bear interest at a rate equal to the ABR, a fluctuating rate per annum equal to the greatest of (a) the ABR on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.5% (c) LIBOR for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (d) 2.00% per annum, plus the applicable margin in effect. The Tranche B Term Loans are set to mature on April 13, 2023 and bear interest at 9.00%, provided certain conditions are met with respect to the Tranche A Term Loans. The Tranche B Term Loan includes $3.0 million of paid-in-kind (“PIK”) interest as of December 31, 2016.

Borrower also issued $8 million of senior unsecured notes payable (the “Notes”) to EIG and Tailwater to be paid in full, including all accrued and unpaid interest, no later than October 13, 2023. Also effective April 13, 2016, each of EIG and Tailwater, as Assignors, each individually assigned all rights and obligations associated with $1.2 million ($2.3 million in total) of Notes to Charlesbank. Interest shall accrue from the issuance date of April 13, 2016 until the Notes are repaid in full in cash at the rate of 9.0% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding.

Accounting guidance requires that all debt instruments be recorded at fair value as of the effective date of the instrument. In determining the appropriate fair value to assign to the debt instruments above, we looked at publicly traded debt with similar characteristics, including the trading levels of our component, SXE. We have concluded that a trading rate of 85% should be used to value the Tranche A and B debt instruments which resulted in the debt being recorded at $104.4 million. The $18.4 million discount will be amortized over the remaining term of the debt. However, due to the unsecured position of the Notes, a 5% spread between the secured Tranche B and the Notes was determined to be an appropriate approximation of fair value. The present value of the expected cash flows of the Notes at 14% (9% stated rate plus 5% spread) is $6.4 million. This results in a discount of $1.6 million, which will be amortized over the remaining term of the Notes.

Debtor in Possession. During the bankruptcy proceedings, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, which allowed us to continue operations and carry on our business in the ordinary course during the reorganization proceedings. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court. This was extinguished contemporaneous with emergence from bankruptcy through a conversion of outstanding borrowings, funding fees and accrued interest to owner’s net investment.

5. GOODWILL

We recognized goodwill of $57.4 million in connection with our acquisition of SXE in August 2014. See Notes 1 and 3 for additional information.

During 2015, the decline in prices for natural gas, NGLs and crude oil negatively impacted producers in each of our areas of operation. Due to these conditions and the subsequent effect on SXE common unit price, we determined that it would be appropriate to test our goodwill for impairment as of December 31, 2015. As a Level 3 fair value measurement, we calculated our enterprise value using our outstanding debt, net of current trading discounts, and SXE common units outstanding with the closing stock price as of December 31, 2015 and compared it to the carrying value of our net assets. We determined that the carrying value exceeded the fair value of our reporting unit which held the goodwill, and as a result, goodwill was fully impaired. Impairment expense of $57.4 million was recorded in goodwill impairment in our combined statements of operations as of December 31, 2015.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Our goodwill for the years ended December 31, 2016, 2015 and 2014 were as follows (in thousands):

Goodwill recognized at August 4, 2014	$57,385
Goodwill at December 31, 2014	57,385
Impairment of goodwill(1)	(57,385)

Goodwill at December 31, 2015 and 2016	$—

(1)	Represents the accumulated impairment loss as of December 31, 2015 and 2016.

6. FINANCIAL INSTRUMENTS

Fair Value Measurements

We apply recurring fair value measurements to our financial assets and liabilities. In estimating fair value, we generally use a market approach and incorporate assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation techniques. The fair value measurement inputs we use vary from readily observable inputs that represent market data obtained from independent sources to unobservable inputs that reflect our own market assumptions that cannot be validated through external pricing sources. Based on the observability of the inputs used in the valuation techniques, the financial assets and liabilities carried at fair value in the financial statements are classified as follows:

•	Level 1—Represents unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. This category primarily includes our cash and cash equivalents and money-market mutual funds.

•	Level 2—Represents quoted market prices for similar assets or liabilities in active markets, quoted market prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data. This category primarily includes variable rate debt, over-the-counter swap contracts based upon natural gas price indices and interest rate derivative transactions.

•	Level 3—Represents derivative instruments whose fair value is estimated based on internally developed models and methodologies utilizing significant inputs that are generally less readily observable from market sources. We do not have financial assets and liabilities classified as Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy must be determined based on the lowest level input that is significant to the fair value measurement. An assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset or liability.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair values based on the short-term nature of these instruments. As of December 31, 2016, the fair value of SXE’s Credit Facility and Borrower’s Tranche A Term Loan (both defined in Note 8) approximates their respective carrying amounts due primarily to the variable nature of the interest rate of the instruments and the fair value of Borrower’s Tranche B Term Loan and Senior Unsecured Note Payable (defined in Note 8) approximates its carrying amount due to the short proximity from the date of its issuance and are considered Level 2 fair value measurements. As of December 31, 2016, the fair value of SXE’s term loan was $350.0 million, based on recent trading levels and is considered a Level 2 fair value instrument.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Derivative Financial Instruments

Interest Rate Derivative Transactions

We enter into interest rate swap contracts whereby we receive a floating rate and pay a fixed rate to reduce the risk associated with the variability of interest rates for our term loan borrowings. Our interest rate swap position was as follows (in thousands):

Notional Amount	Fixed Rate	Effective Date	Maturity Date	Estimated Fair Value December 31, 2016
100,000	1.195%	June 30, 2015	January 1, 2017	$(15)

Effectively, we enter into interest rate cap contracts to limit our London Interbank Offered Rate (“LIBOR”)-based interest rate risk on the portion of debt hedged at the contracted cap rate. Our interest rate cap position was as follows (in thousands):

Notional Amount	Cap Rate	Effective Date	Maturity Date	Estimated Fair Value December 31, 2016
$20,000	1.500%	December 31, 2014	December 31, 2016	$—
80,000	3.000%	June 30, 2015	June 30, 2017	—
50,000	3.000%	December 31, 2015	December 31, 2017	—
50,000	3.000%	June 30, 2016	June 30, 2018	4
40,000	3.000%	December 31, 2016	January 1, 2018	—
40,000	3.000%	December 31, 2016	July 1, 2018	3
40,000	3.000%	December 31, 2016	January 1, 2019	14

				$21

In December 2016, we entered into three new interest rate cap contracts for $40.0 million notional values, effective December 31, 2016. The new interest rate cap contracts provide for maturity dates of January 1, 2018, July 1, 2018 and January 1, 2019. The contracts effectively cap our LIBOR-based interest rate on the portion of debt at 3.0%.

These interest rate derivatives are not designated as cash flow hedging instruments for accounting purposes and as a result, changes in fair value are recognized in interest expense immediately.

The fair value of our interest rate derivative transactions is determined based on a discounted cash flow method using contractual terms of the transactions. The floating coupon rate is based on observable rates consistent with the frequency of the interest cash flows. We have elected to present our interest rate derivatives net in the balance sheets. There was no effect of offsetting in the balance sheets as of December 31, 2016 and 2015.

The fair values of our interest rate derivative transactions were as follows (in thousands):

	Significant Other Observable Inputs (Level 2)
	Fair Value Measurement as of
	December 31, 2016	December 31, 2015
Current interest rate derivative assets	$2	$6
Non-current interest rate derivative assets	2	4
Current interest rate (liabilities)	(15)	(169)
Non-current interest rate derivative (liabilities)	—	—

Total interest rate derivatives	$(11)	$(159)

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The realized and unrealized amounts recognized in interest expense associated with derivatives were as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Unrealized gain on interest rate derivatives	$(147)	$(1)	$(20)
Realized loss on interest rate derivatives	$283	$416	$251

Commodity Swaps

In our normal course of business, we periodically enter into month-ahead swap contracts to hedge our exposure to certain intra-month natural gas index pricing risk. We had no month-ahead swap contracts as of December 31, 2015. The total volume of outstanding month-ahead swap contracts as of December 31, 2014 was 12,000 MMBtu per day. We define these contracts as Level 2 because the index price associated with such contracts is observable and tied to a similarly quoted first-of-the-month natural gas index price.

We have elected to present our commodity swaps net on the balance sheets, however there are no offsetting liabilities for the periods presented. We had no outstanding commodity swaps as of December 31, 2016 and 2015. We did not have any cash collateral received or paid on our commodity swaps as of December 31, 2016 and 2015.

The realized and unrealized gain/loss on these derivatives, recognized in revenues in our statement of operations, were as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Realized gain (loss) on commodity swap derivatives	$—	$214	$(900)
Unrealized gain (loss) on commodity swap derivatives	$—	$(111)	$123

7. LONG-LIVED ASSETS

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	Estimated Useful Life	As of December 31,
		2016	2015
Pipelines	15-30	$837,090	$815,422
Compressors, gas processing, treating and other plants	5-20	978,018	978,645
Rights of way and easements	15	373,964	364,822
Furniture, fixtures and equipment	5	11,288	10,962
Capital lease vehicles	3-5	3,240	2,129

Total property, plant and equipment		2,203,600	2,171,980
Accumulated depreciation and amortization		(352,695)	(225,220)

Total		1,850,905	1,946,760
Construction in progress		18,965	60,604
Land and other		35,443	29,389

Property, plant and equipment, net		$1,905,313	$2,036,753

Depreciation is calculated using the straight-line method based on the estimated useful life of each asset. Depreciation expense for the year ended December 31, 2016 included $32.5 million of accelerated depreciation resulting from the assets’ shortened useful life due to shutting down the SXE Conroe facility and converting the SXE Gregory facility to a compressor station in 2016. Depreciation and amortization expense for the years ended December 31, 2016, 2015 and 2014 was $184.7 million, $138.2 million and $65.4 million, respectively.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

SXE notified their producers that SXE’s Conroe plant would be shut down by December 31, 2016. On August 4, 2016, SXE’s Gregory plant was idled while work commenced to convert SXE’s Gregory plant into a compressor station. The assets at SXE’s Gregory plant that will not be used as part of the compressor station will be sold or scrapped. The gas previously processed at SXE’s Gregory plant was re-rerouted to SXE’s Woodsboro facility during 2016 where we expect such gas to be processed going forward.

We lease land from Equistar for our Robstown fractionator. We are required to remove the equipment and remediate the site at the termination of the lease. For the years ended December 31, 2016 and 2015, we did not record an ARO due to the indefinite term of the lease.

8. LONG-TERM DEBT

Our outstanding debt and related information at December 31, 2016 and 2015 are as follows (in thousands):

	As of December 31,
	2016	2015
SXE revolving credit facility due 2019 (including fair market value adjustment of $1.2 million and $1.7 million as of December 31, 2016 and 2015, respectively)	$121,355	$180,033
SXE term loans (including original issue discount of $1.5 million and $1.8 million as of December 31, 2016 and 2015, respectively) due 2021	432,792	436,964
Borrower term loan - Tranche A due 2019 (including discount of $5.5 million as of December 31, 2016)	39,938	—
Borrower term loan - Tranche B due 2023 (including discount of $10.1 million as of December 31, 2016)	67,907	—
Borrower senior unsecured notes payable due 2023 (including discount of $1.5 million as of December 31, 2016)	6,833	—
SXE deferred financing costs	(10,274)	(12,479)

Total long-term debt (excluding current portion)	$658,551	$604,518

Borrower revolving credit facility due 2021	$—	$47,850
Borrower term loan (including original issue discount of $2.3 million as of December 31, 2015) due 2021	—	566,328
Current portion of SXE long-term debt	4,500	4,500
Current portion of Borrower long-term debt	3,269	—
Borrower deferred financing costs	—	(13,320)

Total current portion of long-term debt	$7,769	$605,358

SXE outstanding letters of credit	$19,378	$18,305
SXE remaining unused borrowings	$3,067	$—
Borrower outstanding letters of credit	$2,150	$2,150

	Total	2017	2018	2019	2020	Thereafter
Maturity
Long-term debt (principal only)(1)	$736,020	$7,769	$6,893	$170,120	$4,500	$546,738

(1)	Thereafter payments include $39.6 million of PIK interest calculated under the current terms through the maturity date.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Previous Borrower Credit Agreement

On August 4, 2014, Borrower entered into a seven-year $625.0 million Credit Agreement (the “Previous Credit Agreement”) that included (a) a term loan commitment (the “Borrower Term Loan”) and (b) a revolving loan commitment (the “Borrower Revolver Loan”)) with UBS Securities LLC, Barclays Bank PLC and UBS AG, Stamford Branch. We used the Previous Credit Agreement to fund certain capital expenditures, working capital and general partnership purposes. Substantially all of Borrower’s assets are pledged as collateral (including Borrower’s ownership interests in Southcross Energy Partners GP, LLC and SXE) under the Borrower Credit Agreement. Additionally, Southcross Holdings Guarantor GP LLC, Southcross Holdings Guarantor LP and Holdings’ subsidiaries (other than Southcross Energy Partners GP, LLC and its subsidiaries) have provided guarantees under the Holdings Credit Agreement which are full and unconditional, and joint and several. Borrowings under the Holdings Term Loan bear interest at 4.00% for ABR loans, and 5.00% for Eurodollar loans, with an additional 1.00% for each type if our credit rating drops to or below a B-/B3, as rated by S&P or Moody’s. As of December 31, 2015, the S&P and Moody’s rating were B- and Caa1, respectively.

On March 28, 2016, we were in default under the terms of the the Term Loan Credit Agreement and we filed a POR under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Texas to restructure our debt obligations and strengthen our balance sheet. On April 13, 2016, in accordance with the POR, we emerged from bankruptcy with the entirety of our pre-bankruptcy outstanding debt balance having been converted into equity and having entered into a new $125 million restructuring credit agreement.

During the bankruptcy proceedings, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, which allowed us to continue operations and carry on our business in the ordinary course during the reorganization proceedings. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court.

Restructuring Credit Agreement

On April 13, 2016, we entered into the Restructuring Credit Agreement, under which the aggregate outstanding amount of the Borrower Revolver Loan of $47.9 million with $2.1 million of letters of credit were restructured as the Tranche A Term Loans in the aggregate principal amount of $47.9 million with $2.1 million of letters of credit. In addition, the aggregate outstanding amount of the Borrower Term Loan of $566.4 million was restructured as the Tranche B Term Loans in the aggregate principal amount of $75.0 million. Both the Borrower Revolver Loan and the Borrower Term Loan were converted to the Tranche A Term Loans and the Tranche B Term Loans, respectively, in a cashless exchange. All of Borrowers and its subsidiaries’ assets are pledged as collateral under this agreement.

The Tranche A Term Loans, set to mature on August 2, 2019, will bear interest at a rate equal to the ABR, a fluctuating rate per annum equal to the greatest of (a) the ABR on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.5% (c) LIBOR for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (d) 2.00% per annum, plus the applicable margin in effect. The Tranche B Term Loans, set to mature on April 13, 2023, respectively, will bear interest at 9.00% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding, provided certain conditions are met with respect to the Tranche A Term Loans. The Tranche B Term Loan includes $3.0 million of PIK interest as of December 31, 2016.

We also issued the Notes to EIG and Tailwater to be paid in full, including all accrued and unpaid interest, no later than October 13, 2023. As part of the Senior Unsecured Note agreement entered into on April 13, 2016, Charlesbank assigned two separate notes payable in favor to EIG and Tailwater in the amount of $2.3 million. Interest shall accrue from the issuance date of April 13, 2016 until it is repaid in full in cash at the rate of 9.0% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding. The senior unsecured notes payable includes $0.3 million of PIK interest as of December 31, 2016.

We were in compliance with all applicable financial covenants stipulated in the Restructuring Credit Agreement as of December 31, 2016.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

SXE Senior Credit Facilities

SXE’s long-term debt arrangements consist of (a) the Third A&R Revolving Credit Agreement (as defined in Note 2) and (b) a Term Loan Credit Agreement with Wilmington Trust, National Association, UBS Securities LLC and Barclays Bank PLC and a syndicate of lenders (the “Term Loan Agreement” and, together with the Third A&R Revolving Credit Agreement, the “Senior Credit Facilities”). Substantially all of its assets are pledged as collateral under the Senior Credit Facilities, with the security interest of the facilities ranking pari passu.

SXE Third A&R Revolving Credit Agreement

The Third A&R Revolving Credit Agreement is a five-year $200 million revolving credit facility due August 4, 2019 (the “Credit Facility”). Borrowings under the Credit Facility bear interest at LIBOR plus an applicable margin or a base rate as defined in the respective credit agreement. Pursuant to the Third A&R Revolving Credit Agreement, among other things:

(a)	the letters of credit sublimit was set at $75.0 million;

(b)	if SXE fails to comply with the consolidated total leverage ratio, consolidated secured leverage ratio and the consolidated interest coverage ratio covenants (the “Financial Covenants”) (a “Financial Covenant Default”), SXE has the right (a limited number of times) to cure such Financial Covenant Default by having the Sponsors purchase equity interests in or make capital contributions to SXE resulting in, among other things, proceeds that, if added to consolidated EBITDA, as defined in the Third A&R Revolving Credit Agreement, would result in SXE satisfying the Financial Covenants

Amendment to SXE Third A&R Revolving Credit Agreement

On May 7, 2015, SXE entered into the First Amendment to the SXE Third A&R Revolving Credit Agreement among SXE, as the borrower, the lenders and other parties thereto (the “First Amendment”).

The First Amendment, among other things:

(i) (a) revised the maximum consolidated total leverage ratio set at 5.25 to 1.0 as of the last day of the fiscal quarter ending September 30, 2016, and (b) 5.00 to 1.0 as of the last day of each fiscal quarter thereafter, in each case, without any step-ups in connection with acquisitions;

(ii) increased the applicable margins used in connection with the loans and the commitment fee so that the applicable margin for Eurodollar Loans (as used in SXE’s Third A&R Revolving Credit Agreement) ranges from 2.00% to 4.50%, the applicable margin for base rate loans ranges from 1.00% to 3.50% and the applicable rate for commitment fees ranges from 0.375% to 0.500%;

(iii) allows SXE an unlimited number of quarterly equity cures related to SXE’s Financial Covenant Default through the fourth quarter of 2016, and no more than two in a twelve month period thereafter for the life of the agreement. Beginning on January 1, 2017, SXE is limited to no more than four equity cures, with no more than two in a twelve month period. Additionally, SXE is unable to borrow on SXE’s Credit Facility until SXE has funded the required equity cure for the third quarter of 2016; however, SXE retains the ability to execute the required equity cure.

On July 25, 2016, SXE determined Holdings’ cash contribution to SXE for the first quarter 2016 equity cure had not been transferred to SXE timely, as required under SXE’s Third A&R Revolving Credit Agreement, due to an administrative oversight, which resulted in a default. On July 26, 2016, Holdings fully funded the first quarter 2016 equity cure. On August 4, 2016, SXE entered into the limited waiver and second amendment to SXE’s Third A&R Revolving Credit Agreement whereby the lenders waived any default or right to exercise any remedy as a result of this technical event of default to fund timely the first quarter 2016 equity cure.

On November 8, 2016, SXE entered into the Third Amendment which stipulated, among other things, that i) SXE’s equity cure funding deadline for the quarter ended September 30, 2016 (“Q3 2016 Equity Cure”) was extended from November 23, 2016 to December 16, 2016, and ii) SXE’s total revolving credit exposure (generally defined as funded borrowings plus letters of credit issued and outstanding) was limited to $145.2 million until the Q3 2016 Equity Cure was funded. The Third Amendment stipulated, among other things, that any Excess Cash Balance (generally defined as unrestricted book cash on hand that exceeds $15 million) as of the last business day of each week would be used to temporarily reduce funded borrowings under SXE’s revolving credit facility.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

On December 9, 2016, SXE entered into the Fourth Amendment which stipulated, among other things, that i) SXE’s deadline for funding the Q3 2016 Equity Cure was further extended from December 16, 2016 to January 12, 2017, and ii) SXE’s Third A&R Revolving Credit Agreement was amended to require that any account into which SXE’s deposited funds, securities or commodities be subject to a lien and control agreement for the benefit of the secured parties under SXE’s Third A&R Revolving Credit Agreement.

On December 29, 2016, SXE entered into the Fifth Amendment which, among other things:

(i) permits a full waiver for all defaults or events of default arising out of SXE’s failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio less than 5.00 to 1.00 for the quarter ended September 30,2016;

(ii) reduced SXE’s total aggregate commitments under SXE’s Third A&R Revolving Credit Agreement from $200 million to $145 million and reduced the sublimit for letters of credit from $75 million to $50 million. SXE’s total aggregate commitments will be further reduced to $140 million on September 30, 2017, $135 million on December 31, 2017, $125 million on March 31, 2018, $120 million on June 30, 2018 and $115 million on December 31, 2018 and will also be reduced in an amount equal to the net proceeds of any Permitted Note Indebtedness SXE may incur in the future;

(iii) modified the borrowings under SXE’s Third A&R Revolving Credit Agreement to bear interest at the LIBOR or a base rate plus an applicable margin that cumulatively increases pursuant to the Amendment by (a) 125 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 5.00 to 1.00, plus (b) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 6.00 to 1.00, plus (c) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 7.00 to 1.00, plus (d) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 8.00 to 1.00. At SXE’s election, the 100 basis point increase to the Applicable Margin upon SXE’s Consolidated Total Leverage Ratio being greater than or equal to 8.00 to 1.00 may be replaced with a 150 basis point increase that is payable in kind;

(iv) suspends SXE’s Consolidated Total Leverage Ratio and SXE’s Consolidated Senior Secured Leverage Ratio financial covenants and reduces SXE’s Consolidated Interest Coverage Ratio financial covenant requirement from 2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to the Ratio Compliance Date;

(v) requires SXE to generate Consolidated EBITDA in certain minimum amounts beginning with the quarter ending December 31, 2016 and rolling forward thereafter through the quarter ending December 31, 2018;

(vi) requires SXE to maintain at least $3 million of Liquidity as of the last business day of each calendar week;

(vii) restricts SXE’s capital expenditures for growth and maintenance to not exceed certain amounts per fiscal year; and

(viii) beginning with the fiscal quarter ending March 31, 2019, SXE’s Consolidated Total Leverage Ratio cannot exceed 5.00 to 1.00 and SXE’s Consolidated Senior Secured Leverage Ratio cannot exceed 3.50 to 1.00. Until such time as SXE’s Consolidated Total Leverage Ratio is less than 5.00 to 1.00, SXE will also be restricted from making cash distributions to SXE’s unitholders and from entering into acquisition or merger agreements with third-party businesses involving a purchase price greater than $10 million, unless such acquisition is funded entirely using the proceeds from the issuance of equity. In addition, until such time as SXE’s Consolidated Total Leverage Ratio is less than or equal to 5.00 to 1.00, SXE will be required to repay any outstanding borrowings under the Third A&R Revolving Credit Agreement in an amount equal to 50% of SXE’s Excess Cash Flow.

In connection with this amendment, we wrote off $1.0 million of deferred financing fees.

On January 7, 2016, in response to SXE’s need for additional liquidity, SXE issued at par Senior Unsecured PIK Notes in the aggregate principal amount of $14 million (the “PIK Notes”) to affiliates of EIG and Tailwater, with interest at a rate of 7% due January 7, 2017. Contemporaneous with the resolution of Holdings’ bankruptcy proceedings in April 2016, the PIK Notes and the related PIK interest of $0.3 million were repaid in full.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

SXE Term Loan Agreement

The SXE Term Loan Agreement is a seven-year $450 million senior secured term loan facility on August 4, 2021. Borrowings under SXE’s Term Loan Agreement bear interest at LIBOR plus 4.25% or a base rate as defined in the respective credit agreement with a LIBOR floor of 1.00%. The facility is amortized in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the initial loan ($1.125 million), with the remainder due on the maturity date.

BBTS Credit Agreement

On June 4, 2013, BBTS entered into a credit agreement (the “BBTS Credit Agreement”) consisting of a $640 million term loan. Principal payments for the term loan, including interest at 7.75% per annum, which were due beginning June 2013 through the note maturity date of June 2019. BBTS, in connection with its affiliates and subsidiaries including the TexStar entities, collectively served as guarantors and pledgers with respect to the BBTS Credit Agreement. The BBTS Credit Agreement served as the sole borrowing agreement applicable for TexStar until the closing of the Combination Transaction, at which time it was repaid and terminated.

Substantially all of TexStar’s capital expenditures were financed by capital provided through BBTS’s borrowings and a portion of the interest incurred under this facility was allocated to TexStar for periods prior to the Combination Transaction. See Note 10.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing cost is included in long-term debt in the balance sheet. Changes in deferred financing costs are as follows (in thousands):

	Year Ended December 31,
	2016	2015
Deferred financing costs, January 1	$25,799	$30,109
Capitalization of deferred financing costs	1,366	764
Write-off SXE deferred financing fees	(1,006)	—
Write-off of Borrower deferred financing fees (see Note 4)	(12,682)	—
Amortization of SXE deferred financing costs	(3,027)	(3,159)
Amortization of Borrower deferred financing costs	(638)	(1,915)
Effect of fair value adjustments	462	—

Deferred financing costs, December 31	$10,274	$25,799

9. COMMITMENTS AND CONTINGENT LIABILITIES

Legal Matters

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. For example, during periods when we are expanding our operations through the development of new pipelines or the construction of new plants, we may become involved in disputes with landowners that are in close proximity to our activities. While we are currently involved in several such proceedings and disputes, our management believes that none of such proceedings or disputes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims ultimately will have a material effect on our results of operations, cash flows or financial condition in any future reporting periods.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Formosa. On March 5, 2013, one of our subsidiaries, Southcross Marketing Company Ltd., filed suit in a District Court of Dallas County against Formosa Hydrocarbons Company, Inc. (“Formosa”). The lawsuit sought recoveries of losses that we believe our subsidiary experienced as a result of the failure of Formosa to perform certain obligations under the gas processing and sales contract between the parties. Formosa filed a response generally denying our claims and, later, Formosa filed a counterclaim against our subsidiary claiming our subsidiary breached the gas processing and sales contract and a related agreement between the parties for the supply by Formosa of residue gas to a third party on behalf of our subsidiary. On December 30, 2016, we reached a final settlement with Formosa and the appeals have been dismissed. We were awarded $3.1 million, of which we received $1.6 million on December 30, 2016. We recorded a receivable of $1.6 million in our combined balance sheets as of December 31, 2016 for the remaining balance, which was received in January 2017.

TPL. On April 5, 2017, TPL SouthTex Processing Company, LP (“TPL”), an indirect subsidiary of Targa Resources Corp. (“Targa”), filed a Demand for Arbitration with the American Arbitration Association, against FL Rich Gas Services, LP, an indirect subsidiary of SXE (“FL Rich”) related to the operation of T2 EF Cogeneration Holdings LLC (“T2 Cogen”). T2 Cogen, the owner of a cogeneration facility in South Texas, is operated by FL Rich pursuant to the terms of the Generation Plant Operating Agreement, dated March 4, 2013 (the “Operating Agreement”). TPL alleges that FL Rich (i) breached the Operating Agreement in its alleged failure to receive from the United States Environmental Protection Agency a Prevention of Significant Deterioration permit thereby harming Targa’s investment in T2 Cogen, (ii) breached its fiduciary duties with respect to funds or assets of T2 Cogen as operator of T2 Cogen under the terms of the Operating Agreement, and (iii) breached the Operating Agreement and the Limited Liability Company Agreement of T2 Cogen (the “LLC Agreement”) in installing a third turbine inside its Lone Star plant. TPL is seeking, among other things, (a) unspecified damages related to the alleged breaches under the Operating Agreement and the LLC Agreement, (b) the return of approximately $26 million in capital contributions to T2 Cogen received from TPL under the LLC Agreement and the Operating Agreement, and (c) the dissolution and liquidation of T2 Cogen and its assets, respectively. The arbitration hearing has been scheduled for August 2018. We believe this matter is without merit and we intend to defend the arbitration vigorously. Because this matter is in an early stage, we are unable to predict its outcome and the possible loss or range of loss, if any, associated with its resolution or any potential effect the matter may have on our financial position. Depending on the outcome or resolution of this matter, it could have a material effect on our financial position.

Woodsboro. SXE GP has been named as a defendant in a lawsuit filed April 29, 2016 in Duval County, Texas styled Victor Henneke, Jr., et al. v. Southcross Energy Partners GP, LLC Cause No. DC-16-139, 229th Judicial District, Duval County, Texas (the “Henneke Case”). The Henneke Case involves claims by two employees of a third party contractor for personal injury and wrongful death resulting from the alleged negligence of SXE related to a pipeline construction project located at SXE’s Woodsboro processing facility. SXE’s insurance carriers are providing coverage to SXE under its general liability policy. No trial date has been set for the contractual liability claims in the case. A jury trial for the personal injury claims began in Duval County, Texas on September 18, 2017. On September 22, 2017, two different award amounts were determined by the jury, the first of which was determined prior to the jury being released by the Judge and the second was determined after the jury was recalled by the Judge. The Judge ultimately elected to not enter either jury verdict and a new trial was ordered by the court on September 29, 2017. The Judge subsequently resigned from the bench on October 2, 2017. A new Judge has been appointed and a hearing on granting a new trial is pending. SXE believes that it has adequate insurance to cover this litigation. However, it is not possible to predict the ultimate outcome of this litigation.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Leases

Capital Leases

We have auto leases classified as capital leases. The termination dates of the lease agreements vary from 2017 to 2019. We recorded amortization expense related to the capital leases of $0.4 million, $0.5 million and $0.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Capital leases entered into during the years ended December 31, 2016, 2015 and 2014 were $0.4 million, $0.4 million and $0.7 million. The capital lease obligation amounts included in the balance sheets were as follows (in thousands):

	Year ended December 31,
	2016	2015
Other current liabilities	$802	$362
Other non-current liabilities	1,467	522

Total	$2,269	$884

Operating Leases

We maintain operating leases in the ordinary course of our business activities. These leases include those for office and other operating facilities and equipment. The termination dates of the lease agreements vary from 2017 to 2025. Expenses associated with operating leases, recorded in operations and maintenance expenses and general and administrative expenses in our combined statements of operations, were $6.8 million, $5.3 million and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. A rental reimbursement included in our lease agreement associated with the office space we leased in June 2015 of $2.3 million was recorded as a deferred liability on our combined balance sheets as of December 31, 2016. This amount will be amortized against the lease payments over the length of the lease term.

Future Minimum Lease Payments

Future minimum annual rental commitments under our capital and operating leases at December 31, 2016 were as follows (in thousands):

Years Ending December 31,	Capital Leases	Operating Leases
2017	$802	$3,477
2018	725	3,409
2019	498	2,912
2020	244	1,148
Thereafter	—	4,912

Total future payments	2,269	$15,858

Less: Imputed interest	(75)

Future lease payments	$2,194

Purchase Commitments

At December 31, 2015 and 2014, we had commitments of approximately $4.2 million and $17.9 million, respectively, related primarily to the purchase of pipelines and compressors for our various capital expansion projects, primarily the construction of our pipeline in Webb County in 2014. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

10. TRANSACTIONS WITH RELATED PARTIES

Affiliated Directors

Effective August 4, 2014, in connection with the Combination Transaction, the board of directors of SXE GP included one director affiliated with Charlesbank, one director affiliated with EIG, one director affiliated with Tailwater and three outside directors. On July 15, 2015, a fourth outside director was elected to serve on the board of directors of SXE GP. The eighth member of the board of directors of SXE GP, and its chairman, was David W. Biegler, who served as chairman until August 2016.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Effective April 13, 2016, the board of directors of SXE’ GP is comprised of two directors designated by EIG (one of which must be independent), two directors designated by Tailwater (one of which must be independent), two directors designated by the Lenders (one of which must be independent) and one director by majority. The non-employee directors are reimbursed for certain expenses incurred for their services to SXE. The director services fees and expenses are included in general and administrative expenses in our statements of operations. We incurred fees and expenses related to the services from the affiliated directors as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Charlesbank (1)	$97	$148	$340
EIG	62	64	20
Tailwater	61	64	20

Total fees and expenses paid for director services to affiliated entities	$220	$276	$380

(1)	Charlesbank indirectly owned approximately one-third of Holdings until April 13, 2016.

Southcross Energy LLC and Southcross Energy Partners GP, LLC (the General Partner)

Compensation expense for services incurred by us on behalf of Southcross Energy LLC was billed to Southcross Energy LLC. Compensation expense not incurred on our behalf of $0.6 million and $0.9 million for the years ended December 31, 2015 and 2014, respectively, was billed to Southcross Energy LLC.

In December 2014, Southcross Energy LLC, on behalf of us, paid the settlement of the $1.2 million liability in connection with the accelerated vesting of the 15,000 outstanding equity equivalent units held by management due to the change in control provision triggered by the Combination Transaction. See Note 12.

SXE also provides management, administrative, operational and workforce related services to affiliated entities including Holdings, which owns 100% of SXE GP, and an affiliate that is jointly owned by EIG and Tailwater, two of our Sponsors. The expenses associated with these services, which are shared with these entities, are recorded in general and administrative expense in our statement of operations and are allocated in a manner approved by the board of directors and conflicts committee. For the years ended December 31, 2015 and 2014, we allocated $3.4 million and $1.0 million, respectively, to Holdings. For the year ended December 31, 2014, we allocated $0.1 million to an affiliate of two of our Sponsors.

In 2014, we paid approximately $2.8 million to Black Creek Well Services, LP (“Black Creek Well Services”), an entity in which two of our Sponsors (EIG and Tailwater) have an indirect controlling interest, for servicing work it performed for us.

Other Transactions with Affiliates

Under the Distribution Agreement, SXE made customary representations, warranties and agreements, including an agreement to indemnify the Managers for certain liabilities under the Securities Act. The Managers and certain of their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with SXE in the ordinary course of their business for which they have received, and expect to receive, customary compensation and expense reimbursement. In particular, affiliates of each of the Managers are lenders under the Senior Credit Facilities, an affiliate of Wells Fargo Securities, LLC is a lender under the Term Loan and affiliates of the other sales agents may from time to time hold positions in the Term Loan. If we use any net proceeds of this offering to repay borrowings under the Senior Credit Facilities, such affiliates of the Managers will receive proceeds of the offering.

In 2014, we recognized liquids revenue, earned in the period ended August 4, 2014 by TexStar, of approximately $5.5 million from BBOG, an entity in which TexStar’s parent had an indirect controlling interest prior to the Combination Transaction.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

In connection with the BBTS Contribution, SXH agreed to assume $337.2 million of BBTS debt, which was immediately repaid, as part of the exchange for the capital contribution to SXH. We also agreed to pay $57.0 million in cash to BBTS in an initial capital adjustment and later paid an additional $22.6 million in 2015.

See Notes 2, 4, 8 and 11.

11. NONCONTROLLING INTERESTS

Ownership

SXE’s units outstanding for the years ended December 31, 2016, 2015 and 2014 are as follows (in units):

	Owner’s Net Investment
	Noncontrolling Interests	SXH Interests
	Public Common	Common	Class B Convertible	Subordinated	General Partner
Units outstanding as of August 4, 2014	19,608,707	—	—	12,213,713	724,495

Combination Transaction	—	1,863,713	—	—	—
Series A Convertible preferred conversion to common units	1,762,951	252,687	—	—	—
Issuance of Class B Convertible Units	—	—	14,633,000	—	—
Vesting of LTIP units, net	312,885	—	—	—	—
In-kind distributions and general partner issuance to maintain 2.0% ownership	—	—	256,078	—	314,357

Units outstanding as of December 31, 2014	21,684,543	2,116,400	14,889,078	12,213,713	1,038,852

Common unit issuance related to the 2015 Holdings Acquisition	—	4,500,000	—	—	—
Board of Director grants	17,185	—	—	—	—
Vesting of LTIP units, net	102,491	—	—	—	—
In-kind distributions and general partner issuances to maintain 2.0% ownership	—	—	1,069,912	—	116,113

Units outstanding as of December 31, 2015	21,804,219	6,616,400	15,958,990	12,213,713	1,154,965
Common unit issuances to SXH related to equity cures and contributions	—	19,875,674	—	—	—
Vesting of LTIP units, net	205,797	—	—	—	—
In-kind distributions and general partner issuances to maintain 2.0% ownership	—	—	1,146,885	—	433,233

Units outstanding as of December 31, 2016	22,010,016	26,492,074	17,105,875	12,213,713	1,588,198

Changes in Partners’ Capital due to Combination Transaction

As discussed in Note 1, on August 4, 2014, Southcross Energy LLC and Holdings combined. As a result of this transaction, SXH, through Holdings, (a) acquired 100% of TexStar and its general partner from BBTS and (b) acquired 2,116,400 of SXE’s common units and 12,213,713 of SXE’s subordinated units and a 100% interest in SXE GP from Southcross Energy LLC. Thus, SXH owns an approximate 39.8% limited partner interest in SXE, as well as 100% of SXE GP, which owns an approximate 2.0% interest in SXE and its incentive distribution rights. The Combination Transaction resulted in the Sponsors each indirectly owning approximately one-third of Holdings.

SXE Common Units

SXE’s common units represent limited partner interests in SXE. The holders of the common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under the SXE partnership agreement.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

In connection with the TexStar Rich Gas System Transaction and the Combination Transaction on August 4, 2014, SXE issued Class B Convertible Units to SXH (which are eliminated in consolidation), accelerated the vesting of awards under SXE’s LTIP (see Note 11), and all of the holders of its Series A Preferred Units elected to convert their Series A Preferred Units into common units based on an exchange ratio of 110%.

In accordance with the requirements of the Equity Cure Agreement, SXH was issued 8,029,729 common units on May 2, 2016 for the fourth quarter 2015 equity cure of $11.9 million and 359,459 common units on May 13, 2016 for the first quarter 2016 equity cure of $0.5 million.

Pursuant to the Equity Cure Contribution Amendment, SXH contributed $17.0 million to the Partnership in exchange for 11,486,486 common units on December 29, 2016. The proceeds of the $17.0 million contribution were used to pay down the outstanding balance under the Third A&R Revolving Credit Agreement and for general corporate purposes.

On May 7, 2015, we completed the 2015 Holdings Acquisition (defined below) for total consideration of $77.6 million, consisting of $15.0 million in cash and 4.5 million new common units, valued as of the date of closing and issued to SXH.

Class B Convertible Units

In connection with the TexStar Rich Gas System Transaction, on August 4, 2014, SXE established its Class B Convertible Units. The Class B Convertible Units consist of 14,633,000 of such units plus any additional Class B PIK Units. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as the common units, with certain exceptions as noted below.

As of December 31, 2016, the Class B Convertible Units consist of 17,105,875 units, inclusive of any Class B paid in-kind (“PIK”) Units issued. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as SXE’s common units, with certain exceptions as noted below.

Distribution Rights: Borrower, as holder of the Class B Convertible Units, will receive quarterly distributions in an amount equal to $0.3257 per unit in Class B PIK Units (based on a unit issuance price of $18.61) within 45 days after the end of each quarter until converted and as long as certain requirements are met. SXE GP was entitled, and has exercised its right, to retain its 2.0% general partner interest in SXE in connection with the original issuance of Class B Convertible Units. In connection with future distributions of Class B PIK Units, SXE GP is entitled to a corresponding distribution to maintain its 2.0% general partner interest in us.

SXE suspended distributions to holders of its Class B Convertible Units for the quarter ended December 31, 2015. However, under the terms of its Partnership agreement, such paid in-kind (“PIK”) distributions continued to accumulate. On May 9, 2016, SXE issued the accumulated 563,494 Class B Convertible Units to Borrower and 11,499 general partner units to its General Partner related to the quarters ended December 31, 2015 and March 31, 2016. On August 10, 2016, SXE issued the accumulated 289,165 Class B Convertible Units to Borrower and 5,901 general partner units to SXE GP related to the quarter ended June 30, 2016. On November 14, 2016, SXE issued 294,226 Class B Convertible Units to Borrower and 6,004 general partner units to SXE GP related to the quarter ended September 30, 2016. On February 14, 2017, SXE issued 299,375 Class B Convertible Units to Borrower and 6,109 general partner units to SXE GP for the quarter ended December 31, 2016.

Conversion Rights: The Class B Convertible Units are convertible into common units on a one-for-one basis and, once converted, will participate in cash distributions pari passu with all other common units. The conversion of Class B Convertible Units will occur on the date SXE (i) makes a quarterly distribution equal to or greater than $0.44 per common unit, (ii) generate Class B Distributable Cash Flow (as defined in the SXE Partnership Agreement) in an amount sufficient to pay the declared distribution on all units for the two quarters immediately preceding the date of conversion (the “measurement period”) and (iii) forecast paying a distribution equal to or greater than $0.44 per unit from forecasted Class B Distributable Cash Flow on all outstanding common units for the two quarters immediately following the measurement period.

Voting Rights: The Class B Convertible Units generally have the same voting rights as common units, and have one vote for each common unit into which such units are convertible.

Subordinated units

Subordinated units represent limited partner interests in SXE and convert to common units at the end of the Subordination Period (as defined in the SXE partnership agreement). The principal difference between the common units and the subordinated

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

units is that in any quarter during the Subordination Period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units do not accrue arrearages. Beginning with the third quarter of 2014, until such time SXE has a Distributable Cash Flow Ratio of at least 1.0, the indirect holder of the subordinated units (i.e. SXH) has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0. In addition, the Credit Agreement Amendment imposed additional restrictions on SXE’s ability to declare and pay quarterly cash distributions with respect to its subordinated units. See Note 8.

With respect to the fourth quarter of 2014, Holdings also waived the requirement that any distribution owed to it for that quarter be paid within 45 days of the end of the quarter, provided that the distribution was paid before or in conjunction with the filing of SXE’s 2014 Annual Report on Form 10-K. SXE paid a distribution of $0.28 per unit on its 12,213,713 subordinated units in conjunction with the filing of SXE’s 2014 Annual Report on Form 10-K.

General Partner Interests

As defined by the SXE Partnership Agreement, general partner units are not considered to be units (common or subordinated), but are representative of SXE GP’s 2.0% ownership interest in SXE. SXE GP has received general partner unit PIK distributions in connection with the Private Placement and Class B Convertible Units. In connection with other equity issuances, SXE GP has made capital contributions in exchange for additional general partner units to maintain its 2.0% ownership interest in SXE. In connection with the 8,029,729 common units issued to SXH on May 2, 2016 and the 359,459 common units issued to SXH on May 13, 2016, SXE GP made capital contributions in exchange for 171,209 general partner units to maintain its 2.0% ownership interest in SXE. In connection with the 11,486,486 common units issued to SXH on December 29, 2016, SXE recorded a receivable from SXE GP on SXE’s balance sheets in exchange for 234,419 general partner units to maintain its 2.0% ownership interest in SXE.

Drop-downs

TexStar Rich Gas System Drop-down. On August 4, 2014, and contemporaneous with the Combination Transaction, we dropped down the TexStar Rich Gas System to SXE to begin operating, through a contribution of equity interests in the entities that own the TexStar Rich Gas System (the “Contribution”) to SXE. In exchange for the Contribution, SXE paid $80 million in cash, assumed $100 million of debt (which was immediately repaid through SXE’s new term loan agreement) and issued 14,633,000 of SXE’s Class B Convertible Units (the “Class B Convertible Units”). The TexStar Rich Gas System consists of a cryogenic processing plant, located in Bee County, Texas, and joint venture ownership in natural gas gathering and residue pipelines across the core producing areas extending from Dimmit to Karnes Counties, Texas in the liquids-rich window of the Eagle Ford shale. These pipelines are operated under split-capacity arrangements within joint ventures with Targa Pipeline Partners, L.P.

At the time of the TexStar Rich Gas System drop-down transaction on August 4, 2014, we had a net investment in the TexStar Rich Gas System, including assumption of $100 million of assumed debt, totaling $305.8 million and we received total consideration of $404.4 million. As a result of this transaction, SXH reduced its net investment in the TexStar Rich Gas System and recognized a concurrent decrease in noncontrolling interests of $41.4 million.

Holdings Drop-Down Acquisition. On May 7, 2015, we dropped down gathering, treating, compression and transportation assets (the “2015 Holdings Acquisition”) to SXE, pursuant to a Purchase, Sale and Contribution Agreement among us, TexStar Midstream Utility, LP, Frio LaSalle Pipeline, LP (“Frio”), and SXE. The sold assets consist of the Valley Wells sour gas gathering and treating system (the “Valley Wells System”), compression assets that are part of the Valley Wells and Lancaster gathering and treating systems (the “Compression Assets”) and two NGL pipelines. Total consideration for the assets was $77.6 million, consisting of $15.0 million in cash and 4.5 million new common units, valued as of the date of closing, issued to us. Also, SXE assumed the remaining capital expenditures for the completion of the NGL pipelines that were under construction at the time of acquisition.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. INCENTIVE COMPENSATION

Unit Based Compensation

SXE’s Long-Term Incentive Plan

On November 7, 2012, SXE established the 2012 Long-Term Incentive Plan (“LTIP”), which provides incentive awards to eligible officers, employees and directors of SXE’s General Partner. Awards granted to employees under the LTIP vest over a three year period in equal annual installments or in the event of a change in control of SXE GP, in either a common unit of SXE or an amount of cash equal to the fair market value of a common unit at the time of vesting, as determined by management at its discretion. These awards also include distribution equivalent rights that grant the holder the right to receive an amount equal to the cash distributions on common units during the period the award remains outstanding.

On November 9, 2015, the holders of a majority of SXE’s limited partnership units approved an amendment to the LTIP which increased the number of common units that may be granted as awards by 4,500,000 units. The term of the LTIP was also extended to a period of 10 years following the amendment’s adoption.

The following table summarizes information regarding awards of units granted under the LTIP:

	Units	Weighted-Average Fair Value at Grant Date
Unvested - August 4, 2014	—	$—

Granted units	471,600	$21.69
Forfeited units	(850)	$21.69

Unvested - December 31, 2014	470,750	$21.69

Granted units	594,333	11.82
Forfeited units	(204,530)	18.79
Units recaptured for tax withholdings (1)	(47,592)	8.41
Vested units (1)	(125,041)	10.36

Unvested - December 31, 2015	687,920	$15.56

Granted units	47,500	3.56
Forfeited units	(73,493)	15.35
Units recaptured for tax withholdings (1)	(87,849)	16.42
Vested units (1)	(205,797)	15.92

Unvested - December 31, 2016	368,281	$14.91

(1)	The weighted-average fair value price on the date of vesting for SXE vested common units was $1.57 and $9.17 for the years ended December 31, 2016 and 2015, respectively. The weighted-average fair value price on the date of vesting for SXE common units recaptured for tax withholdings was $1.52 and $8.41 for the years ended December 31, 2016 and 2015, respectively.

For the years ended December 31, 2016, 2015 and the five months ended December 31, 2014, SXE granted awards under the LTIP, with an aggregate grant date fair value of $0.2 million, $7.0 million and $15.6 million, which we have classified as equity awards. As of December 31, 2016, 2015 and 2014, we had total unamortized compensation expense of $3.1 million, $7.6 million and $9.1 million related to unvested awards. Compensation expense associated with awards granted on March 10, 2015 of 84,423 units was recognized over a one-year vesting period, while compensation expense for the remaining awards is expected to be recognized over the three-year vesting period from each equity award’s grant date. As of December 31, 2016, 2015 and 2014, SXE had 5,171,916, 5,058,073 and 900,284 units, respectively, available for issuance under the LTIP.

A grant of 84,423 units was made to the officers of SXE GP on March 10, 2015 that have a one-year vesting period rather than a three-year vesting period. These executive awards were not compensation earned for performance in 2015 or 2014.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Unit Based Compensation Expense

The following table summarizes information regarding recognized compensation expense, which is included in general and administrative and operations and maintenance expense on our statements of operations (in thousands):

	Year Ended December 31,
	2016	2015	2014 (1)
Unit-based compensation	$3,523	$4,573	$8,177

(1)	This amount includes $7.2 million related to the accelerated vesting of the LTIP awards and $0.1 million related to the vesting of the Southcross Energy LLC equity equivalent units as a result of the change in control that took place on August 4, 2014.

Accelerated Vesting of Common Units

In conjunction with the departure of our Chief Financial Officer in the second quarter of 2015, 38,997 outstanding phantom units granted to him under the LTIP vested (and certain accumulated distribution equivalent rights were paid), pursuant to a general release agreement. SXE recognized $0.5 million in general and administrative expenses in the combined statements of operations for the year ended December 31, 2015 in connection with the accelerated vesting of these units.

Southcross Energy LLC Equity Equivalent Units

On April 1, 2012, Southcross Energy LLC granted 15,000 equity equivalent units (“EEUs”) to a member of management. Each individual EEU is equivalent in economic value to one Class A Common Unit of Southcross Energy LLC on a fully diluted basis. The EEUs had time and performance vesting over a three year term. In conjunction with the closing of the TexStar Rich Gas System Transaction, 15,000 outstanding EEUs subject to change of control provisions vested on August 4, 2014. Compensation expense for the EEUs recognized in general and administrative expenses on the statement of operation was $0.1 million for the year ended December 31, 2014.

Employee Savings Plan

We have employee savings plans under Sections 401(a) and 401(k) of the Internal Revenue Code, as amended, whereby employees of SXE’s General Partner may contribute a portion of their base compensation to the employee savings plan, subject to limits. We provide a matching contribution each payroll period equal to 100% of the employee’s contribution up to the lesser of 6% of the employee’s pay or $15,900 annually for the period. The following table summarizes information regarding contributions and the expense recognized for the matching contributions, which is included in general and administrative expense on our statement of operations (in thousands):

	Year Ended December 31,
	2016	2015	2014
Matching contributions expensed for employee savings plan	$1,200	$1,428	$276

13. REVENUES

We had revenues consisting of the following categories (in thousands):

	Year Ended December 31,
	2016	2015	2014
Sales of natural gas	$273,678	$406,698	$218,958
Sales of NGLs and condensate	216,547	265,506	294,993
Transportation, gathering and processing fees	128,983	165,531	90,256
Other	14,072	9,737	173

Total revenues	$633,280	$847,472	$604,380

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. INVESTMENTS IN JOINT VENTURES

SXE owns equity interests in three joint ventures with Targa Pipeline Partners LP as its joint venture partner. T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and T2 Cogen operate pipelines and a cogeneration facility located in South Texas. SXE indirectly owns a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. SXE pays its proportionate share of the joint ventures’ operating costs, excluding depreciation and amortization, through lease capacity payments. As a result, SXE’s share of the joint ventures’ losses is related primarily to the joint ventures’ depreciation and amortization. SXE’s maximum exposure to loss related to these joint ventures includes its equity investment, any additional capital contributions and its share of any operating expenses incurred by the joint ventures.

SXE evaluates investments in joint ventures for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. During the fourth quarter of 2016, as part of firm wide cost-saving initiatives, SXE management decided to significantly reduce the utilization of the T2 Cogen facility. In the immediate future, the T2 Cogen facility will only be utilized as a swing or backup facility for our Lone Star processing facility (“LS1”). As volumes are expected to increase in the ensuing years, SXE management expects to need the generation capacity from the T2 Cogen facility to provide power to its LS1 facility. As the LS1 represents a more economical option to provide electricity to the Lone Star processing plant, SXE management’s decision to substantially reduce the utilization of the T2 Cogen and as the electricity sales to FL Rich Gas Services represents the only source of revenue for T2 Cogen, the reduction in utilization significantly reduces the operating income associated with these assets. As a result of this change in the use of the T2 Cogen assets, T2 Cogen tested such assets for impairment, and T2 Cogen recorded a $13.3 million impairment during the fourth quarter of 2016. SXE recorded our proportionate share (50%) of such impairment within equity in losses of joint venture investments.

The joint ventures’ summarized financial data from their statements of operations for the years ended December 31, 2016, 2015 and 2014 is as follows (in thousands):

	Years Ended December 31,
	2016	2015	2014
Revenue
T2 Eagle Ford	$5,667	$6,850	$5,363
T2 Cogen	2,556	2,437	5,750
T2 LaSalle	1,963	1,297	1,964
Net loss
T2 Eagle Ford	$(19,312)	$(18,202)	$(18,001)
T2 Cogen	(19,998)	(5,837)	(7,508)
T2 LaSalle	(5,872)	(5,860)	(5,854)

Our equity in losses of joint venture investments is comprised of the following for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Years Ended December 31,
	2016	2015	2014
T2 Eagle Ford	$(9,656)	$(9,068)	$(8,901)
T2 Cogen	(9,999)	(2,919)	(3,753)
T2 LaSalle	(1,468)	(1,465)	(1,552)

Equity in losses of joint venture investments	$(21,123)	$(13,452)	$(14,206)

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Our investments in joint ventures is comprised of the following as of December 31, 2016 and 2015 (in thousands):

	Years Ended December 31,
	2016	2015
T2 Eagle Ford	$101,669	$105,755
T2 Cogen	6,003	16,747
T2 LaSalle	16,424	18,024

Investments in joint ventures	$124,096	$140,526

The joint ventures’ summarized balance sheets as of December 31, 2016 and 2015 is as follows (in thousands):

	Years Ended December 31,
	2016	2015
T2 Cogen
Current assets	$603	$1,986
Property, plant and equipment, net	12,000	32,333

Total assets	12,603	34,319

Total liabilities	597	824
Total equity	12,006	33,495

Total liabilities and equity	$12,603	$34,319

T2 Eagle Ford
Current assets	$2,517	$4,525
Property, plant and equipment, net	203,810	217,370

Total assets	206,327	221,895

Total liabilities	2,173	9,697
Total equity	204,154	212,198

Total liabilities and equity	$206,327	$221,895

T2 LaSalle
Current assets	$1,046	$1,228
Property, plant and equipment, net	66,028	71,491

Total assets	67,074	72,719

Total liabilities	1,262	622
Total equity	65,812	72,097

Total liabilities and equity	$67,074	$72,719

15. CONCENTRATION OF CREDIT RISK

Our primary markets are in South Texas, Alabama and Mississippi. We have a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect overall credit risk in that these customers may be affected similarly by changes in economic, regulatory or other factors. We analyze our customers’ historical financial and operational information before extending credit.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Our top ten customers for the years ended December 31, 2016, 2015 and 2014 represent the following percentages of combined revenue:

	Year Ended December 31,
	2016	2015	2014
Top ten customers	50.8%	53.8%	58.6%

The percentage of total combined revenue for each customer that exceeded 10% of total revenues for the years ended December 31, 2016, 2015 and 2014 was as follows:

	Year Ended December 31,
	2016		2015		2014
Enlink Midstream	(a	)	(a	)	12.3%

(a)	Information is not provided for periods for which the customer or producer was less than 10% of our combined revenue.

For the years ended December 31, 2016, 2015 and 2014, we did not experience significant non-payment for services. We had no allowance for uncollectible accounts receivable at December 31, 2016 and 2014. We recorded an allowance for uncollectible accounts receivable of $0.1 million at December, 31, 2015, which was written off in 2016.

16. VARIABLE INTEREST ENTITIES

On January 1, 2016, we adopted ASU 2015-02 “Amendments to the Consolidation Analysis,” which eliminated certain presumptions related to a general partner interest in a master limited partnership. As a result of adopting this new accounting standard, our consolidated master limited partnership is now a VIE. SXH holds a controlling financial interest in SXE and is reflected as a consolidated subsidiary of SXH. A controlling financial interest is evidenced by ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity. We are the primary beneficiary of SXE because we have the power to direct the activities that most significantly impact SXE’s economic performance.

The following table presents amounts included in our combined balance sheets for the years ended December 31, 2016 and 2015, respectively, that are for the use or obligation of SXE and/or its subsidiaries, and which comprise a significant financial interest in our combined assets and liabilities:

	December 31,
	2016	2015	Classification
Assets (liabilities):
Cash and cash equivalents	$21,226	$11,348	Cash and cash equivalents
Trade accounts receivable	$51,894	$39,585	Trade accounts receivable
Accounts receivable - affiliates	7,976	49,734	Accounts receivable - affiliates
Prepaid expenses	2,751	3,915	Prepaid expenses
Other current assets	4,343	1,256	Other current assets
Property, plant and equipment, net	971,286	1,066,001	Property, plant and equipment, net
Investment in joint ventures	124,096	140,526	Investment in joint ventures
Other assets	2,504	6,595	Other assets
Accounts payable and accrued liabilities	(50,639)	(66,458)	Accounts payable and accrued liabilities
Accounts payable - affiliates	(524)	(7,871)	Accounts payable - affiliates
Current portion of long-term debt	(4,500)	(4,500)	Current portion of long-term debt
Other current liabilities	(10,976)	(10,406)	Other current liabilities
Long-term debt	(543,872)	(604,518)	Long-term debt
Other non-current liabilities	(11,936)	(3,871)	Other non-current liabilities

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

17. SUBSEQUENT EVENTS

The AMID Transactions

Contribution Agreement. On October 31, 2017, American Midstream Partners, L.P. (“AMID”), American Midstream GP, LLC, the general partner of AMID (“AMID GP”) entered into a Contribution Agreement (the “Contribution Agreement”) with Holdings. Upon the terms and subject to the conditions set forth in the Contribution Agreement, Holdings will contribute its equity interests in a new wholly owned subsidiary, which will hold substantially all the current subsidiaries (Southcross Holdings Intermediary LLC, a Delaware limited liability company, Southcross Holdings Guarantor GP LLC, a Delaware limited liability company, and Southcross Holdings Guarantor LP, a Delaware limited partnership, which in turn directly or indirectly own 100% of the limited liability company interest of SXE GP and approximately 55% of SXE’s common units) and business of Holdings, to AMID and AMID GP in exchange for (i) the number of common units representing limited partner interests in AMID (each an “AMID Common Unit”) equal to $185,697,148, subject to certain adjustments for cash, indebtedness, working capital and transaction expenses contemplated by the Contribution Agreement, divided by $13.69, (ii) 4.5 million new Series E convertible preferred units of AMID (the “AMID Preferred Units”), (iii) options to acquire 4.5 million AMID Common Units (the “Options”), and (iv) 15% of the equity interest in AMID GP (the transactions contemplated thereby and the agreements ancillary thereto, the “Contribution”).

The Contribution Agreement contains customary representations and warranties and covenants by each of the parties. Holdings has also undertaken several additional obligations under the Contribution Agreement with respect to SXE and its subsidiaries. These include, without limitation, Holdings’ indemnification of AMID for certain obligations with respect to breaches of representations and warranties regarding SXE and its subsidiaries. In addition, Holdings is indemnifying AMID for certain contingent liabilities of SXE and its subsidiaries, including several ongoing litigation matters. A portion of the consideration, including approximately $25 million of the AMID Common Units to be received by Holdings will be deposited into escrow in order to secure the potential indemnification obligations until the longer of the end of 12 months from the closing of the Contribution Agreement, May 31, 2019 or the final resolution of the Special Indemnity Matters (as defined in the Contribution Agreement). In addition, all of the AMID Common Units, AMID Preferred Units and the Options received by Holdings as consideration under the Contribution Agreement will be subject to a lock-up agreement whereby such securities will be locked up until the longer of 12 months (with respect to the AMID Common Units) and 24 months (with respect to the AMID Preferred Units and Options) and, together with the AMID GP equity interests, the final resolutions of the Special Indemnity Matters (as defined in the Contribution Agreement). Further, during this time, cash distributions made by AMID or AMID GP to Holdings will be restricted, must remain within Holdings, and will be subject to recapture by AMID. The closing under the Contribution Agreement is conditioned upon, among other things: (i) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the”HSR Act”), (ii) the absence of certain legal impediments prohibiting the transactions and (iii) with respect to AMID’s obligation to close only, the conditions precedent contained in the Merger Agreement (defined below) having been satisfied and the Merger having become effective substantially concurrently with the closing of the Contribution Agreement.

The Contribution Agreement contains provisions granting both parties the right to terminate the Contribution Agreement for certain reasons. The Contribution Agreement further provides that, upon termination by Holdings of the Contribution Agreement in the event of a Funding Failure (as defined in the Contribution Agreement), AMID may be required to pay a reverse termination fee in an amount up to $17 million.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Merger Agreement. Simultaneously with the execution of the Contribution Agreement, on October 31, 2017, SXE and SXE GP entered into an Agreement and Plan of Merger with AMID, AMID GP, and a wholly owned subsidiary of AMID (“Merger Sub”). The Merger Agreement provides that SXE will be merged with Merger Sub (the “Merger”), with SXE surviving the Merger as a wholly owned subsidiary of AMID. At the effective time of the Merger, each common unit of SXE issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time, will be converted into the right to receive 0.160 (the “Exchange Ratio”) of an AMID Common Unit, except for those common units held by affiliates of SXE and SXE GP, which will be cancelled for no consideration. Each of SXE’s common units, subordinated units and Class B Convertible Units held by Holdings, or any of its subsidiaries, issued and outstanding as of the effective time, will be canceled for no consideration in connection with the closing of the Merger. The incentive distributions rights held by SXE GP outstanding immediately prior to the effective time will be cancelled for no consideration in connection with the closing of the Merger.

Completion of the Merger is subject to the satisfaction of customary closing conditions, including (i) receipt of required regulatory approvals in connection with the Merger, including the expiration or termination of any applicable waiting period under the HSR Act and effectiveness of a registration statement on Form S-4 registering the AMID Common Units to be issued in connection with the Merger, (ii) the absence of certain legal impediments prohibiting the Merger Agreement and the transactions contemplated thereby, (iii) the closing of the Contribution in accordance with the terms of the Contribution Agreement and (iv) holders of at least a majority of our outstanding common units that are not held by SXE GP or its affiliates, holders of at least a majority of the outstanding subordinated units, voting as a class, and holders of at least a majority of the Class B Convertible Units, voting as a class, for the approval of the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement contains customary termination rights for both SXE and AMID. The Merger Agreement further provides that, upon termination of the Merger Agreement, under certain specified circumstances, SXE may be required to reimburse AMID’s expenses, subject to certain limitations, up to $0.5 million (“AMID Expenses”) or to pay AMID a termination fee of $2.0 million less any previous AMID expenses reimbursed by SXE (the “Termination Fee”).

Letter Agreement. In connection with the Merger Agreement and Contribution Agreement, Holdings and SXE entered into a Letter Agreement (the “Letter Agreement”) providing that Holdings will reimburse SXE for all fees or expenses of SXE in connection with the Merger Agreement including (i) any fees or expenses of counsel, accountants, investment bankers and consultants retained by SXE or the conflicts committee of SXE, and (ii) the payment of any Termination Fee or the reimbursement of any AMID Expense, in each case if the Merger has not closed and (a) the Merger Agreement is terminated because the Contribution Agreement has been terminated under certain specified circumstances or (b) the Merger Agreement is terminated without the prior approval of the conflicts committees of SXE under certain specified circumstances.

There were no other subsequent events that occurred through the date in which these financial statements were issued.

SOUTHCROSS HOLDINGS INTERMEDIARY

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. SUPPLEMENTAL INFORMATION

Supplemental Cash Flow Information (in thousands)

	Year Ended December 31,
	2016	2015	2014
Supplemental Disclosures:
Cash paid for interest	$37,547	$65,148	$12,003
Cash received for tax refunds	52	58	7
Supplemental schedule of non-cash investing and financing activities:
Accounts payable related to capital expenditures	5,009	11,387	86,878
Capital lease obligation	1,875	378	186
Accrued distribution equivalent rights on the LTIP units	11	689	250
TexStar debt assumption and repayment	—	—	100,000
Assumption of BBTS debt	—	—	337,162
Contributions in connection with Combination Transaction	—	—	469,104
Settlement of EEU liability	—	—	1,151
Non-cash distributions prior to merger	—	—	17,233
Conversion of DIP Financing to owner’s net investment	86,816	—	—

Capitalization of Interest Cost

We capitalize interest on projects during their construction period. Once a project is placed in service, capitalized interest, as a component of the total cost of the construction, is depreciated over the estimated useful life of the asset constructed. We incurred the following interest costs (in thousands):

	Year Ended December 31,
	2016	2015	2014 (1)
Total interest costs	$57,617	$73,318	$49,921
Capitalized interest included in property, plant and equipment, net	(1,997)	(9,253)	(23,571)

Interest expense	$55,620	$63,795	$(26,350)

(1)	Interest costs allocated from BBTS prior to the Combination Transaction on August 4, 2014 are included in this amount.

Southcross Assets Considered Leases to Third Parties

We have pipelines that transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts. The contracts have a primary term through 2029 and an option to extend the agreement by an additional term of up to ten years. These contracts are considered operating leases under the applicable accounting guidance.

Future minimum annual demand payment receipts under these agreements as of December 31, 2016 were as follows: $5.6 million in 2017; $2.2 million in 2018; $2.2 million in 2019; $2.2 million in 2020 and $13.1 million thereafter. The revenue for the demand payments is recognized on a straight-line basis over the term of the contract. The demand fee revenues under the contracts were each $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively, and have been included within transportation, gathering and processing fees within Note 13. These amounts do not include variable fees based on the actual gas volumes delivered under the contracts. Variable fees recognized in revenues within transportation, gathering and processing fees within Note 13 were each $3.0 million for the years ended December 31, 2016 and 2015, and $1.3 million for the year ended December 31, 2014, respectively. Deferred revenue associated with these agreements was $8.5 million, $5.5 million and $2.5 million at December 31, 2016, 2015 and 2014, respectively.